SIXTH AMENDMENT TO LEASE
                                     BETWEEN
               PORT OF SEATTLE AND AMERICAN PRESIDENT LINES, LTD.
                                   TERMINAL 5
           AND ASSIGNMENT OF LEASE FROM AMERICAN PRESIDENT LINES, LTD.
                         TO EAGLE MARINE SERVICES, LTD.



                                TABLE OF CONTENTS

R E C I T A L S                                                                     1
Section 1.   DEFINITIONS.                                                           2
       A.   Actual Cost or Actual Costs                                             2
       B.   Affiliate or Affiliated                                                 2
       C.   APL Controlled Train                                                    3
       D.   Beneficial Use or Beneficially Usable                                   3
       E.   Basic Land and Improvements Rent                                        3
       F.   Business Day                                                            3
       G.   Container Shift                                                         3
       H.   Conservative Schedule                                                   3
       I.   Contiguous Property or Contiguous Properties                            3
       J.   Double Track                                                            3
       K.   Drayage Move                                                            4
       L.   Expansion Premises                                                      4
       M.   Facility Component                                                      4
       N.   Facility Component Completion                                           4
       O.   Fourth Berth                                                            5
       P.   Intermodal Lift                                                         5
       Q.   Intermodal Lift Fee                                                     5
       R.   Intermodal Loading Yard                                                 5
       S.   Intermodal Storage Yard                                                 5
       T.   Intermodal Yard                                                         5
       U.   Intermodal Yard (IY) Cranes                                             5
       V.   Intermodal Yard (IY) Facility Charge                                    5
       W.   IY Facilities                                                           6
       X.   Lease                                                                   6
       Y.   Lockheed Storage Area                                                   6
       Z.   New Container Yard                                                      6
       AA.  Off-Premises Temporary Container Yard                                   6
       BB.  Option Premises                                                         6
       CC.  Original Land and Improvements Rent                                     6
       DD.  Original Premises                                                       6
       EE.  Overpass                                                                6
       FF.  Preferred Schedule                                                      6
       GG.  Premises                                                                7
       HH.  Radio Towers                                                            7
       II. Rail Bridge                                                              7
       JJ.  Railroad Storage Yard                                                   7
       KK.  Salmon Terminals Storage Area                                           7
       LL.  Special Improvement or Special Improvements                             7
       MM.  Special Improvements Rent                                               7
       NN. Total Facility Completion                                                7

Section 2.   Amendments to Paragraph 1, Subparagraph (e)
               of the Basic Lease                                                    8
       (e)(i) Acquisition                                                           8
       (e)(ii) Development                                                          8
               (A)  Facility Design                                                  8
               (B)  New Container Yard                                               8
                      (1)  Maintenance and Repair Facility                          8
                      (2)  Container Freight Station ("CFS")                        9
                              (a)  CFS Up to 80,000 Sq. Feet                         9
                              (b)  CFS Options                                       9
                              (c)  Amortization                                     10
                      (3)    Gatehouse/Entry                                       10
               (C)  Intermodal Loading Yard                                         11
               (D)  Off-Premises Improvements                                       11
                      (1)  Intermodal Storage Yard("ISY")                          11
                      (2)  Railroad Storage Yard ("RSY")                           11
                      (3)  Off-Premises Temporary Container Yard                   11
                      (4)  Overpass                                                12
                      (5)  Double Track                                            12
                      (6)  Rail Bridge                                             12
               (E)  Original Premises                                               12
               (F)  Fill Alternative                                                12
       (e)(iii) Equipment                                                          12
               (A)  IY Cranes                                                       13
               (B)  Container Cranes                                                17
                      (1)  General
                              (a)  Acquisition and Rent                             17
                              (b)  Lessee Option to Purchase                        17
                              (c)  Lessee Election                                  18
                              (d)  Mechanism to Establish Fair
                                      Market Value                                  18
                              (e)  Enhancements                                     18
                              (f)  Maintenance and Repair;
                                      Secondary Use Rights                          19
                      (2)  Crane Raising                                           19
       (e)(iv)  Special Improvements - Cap on Costs                                20
       (e)(v)   Approval of Plans and Specifications; Changes                      20
               (A)  Definitions                                                     20
               (B)  Period up to Completion of Conceptual Design                    21
               (C)  Approval of Conceptual Design of Any Facility
                            Component                                               21
               (D)  Period After Completion of Conceptual
                            Design up to Final Design                               23
               (E)  Approval of Final Design of Any
                            Facility Component                                      24
               (F)  Period after final Design up to Facility
                            Component Completion of any Facility
                            Component                                               24
               (G)  Schedule Impacts                                                25
               (H)  Payments as a Result of a Change;
                            Savings Pool                                            26
                      (1)  Payments                                                26
                      (2)  Savings Pool                                            26
(e)(vi)   Extension of Time for Total Facility Completion                           27
Section 3.   Amendments to Paragraph 1 to Add New
                           Subparagraphs (h)-(m) to Basic Lease                     28
       (h)    Off-Premises Temporary Container Yard Leasehold                      28
       (i)    Options To Expand                                                    29
               (i)   Options                                                        30
                      (A)   Option Premises Exclusive of Fourth Berth               30
                      (B)  Option Premises Inclusive of
                           Fourth Berth                                            30
               (ii)   Conditions                                                    30
       (j)    Notification, Right of First Refusal and
              Option Regarding Contiguous Properties                               32
               (i)    Right of First Refusal                                       .32
               (ii)   Characterization of Option Premises                          .32
               (iii)  Lessee Option for Contiguous Properties                       32
               (iv)   CEM Property                                                  33
       (k)    Liquidated Damages and Port Guarantee Regarding
              Expansion Premises                                                   33
               (i)    General                                                       33
               (ii)   IY Facilities                                                 34
                      (A)  IYF Liquidated Damages                                  34
                      (B)  IYF Liquidated Damages Adjustment                       34
                      (C)  TFC Liquidated Damages                                  35
               (iii)  Duration of IYF Liquidated Damages and/or
                       TFC Liquidated Damages; Other Remedies                       35
                      (A)  Duration of Liquidated Damages                          35
                      (B)  Rights After Expiration of Liquidated
                               Damages Period                                      35
                      (C)  Right to Sublease after Expiration of
                               Liquidated Damages Period                           36
               (iv)   The Fourth Berth                                              38
       (l)  Equipment Training                                                     38
       (m)  Rail Access and Related Issues                                         38
               (i)    Continuous Rail Access                                        39
               (ii)   Rail Bridge Reinforcement                                     39
               (iii)  Double Track                                                  39
               (iv)   Switching                                                     39
               (v)    Rail Access Charge                                            40
               (vi)   Rail Service Standards Liquidated Damages                     41
               (vii)  Prohibition on Amendment or
                        Assignment of Exhibit I and Lessee's
                        Agreement to be Bound                                       42

Section 4.   Amendment to Paragraph 2 (Term) to Add New
                   Subparagraph (e) to Basic Lease                                  42

Section 5.     Amendment to Paragraph 3(d) to Basic Lease                           43

Section 6.   Amendment to Paragraph 3 (Rent) to Add New
                Subparagraph (i) to Basic Lease                                     43
       (i) Rent Under Sixth Amendment                                             .43
               (a)  Original Premises                                              .43
               (b)  Expansion Premises                                             .43
               (c)  IY Facility Charge                                             .44
               (d)  Intermodal Lift Fee                                            .46

Section 7.   New Paragraph 41 (Environmental)                                       47

Section 8.   Amendment to Paragraph 28 (Arbitration)                                49

Section 9.   Amendment to Paragraph 3 (Rent) to replace
                  subparagraph(h)                                                   50

Section 10.  Exhibits                                                               50

Section 11.  Amendment to Paragraph 4 (Bond or Other Security)
                  to Add New Subparagraph (e) to Basic Lease                        50

Section 12.  Amendment to Paragraph 8 to add new subparagraph (d)                   51

Section 13.    Amendment to Paragraph 20 to add new
                  subparagraph (b)(3)                                               51

Section 14.  Miscellaneous                                                          51



                            SIXTH AMENDMENT TO LEASE
                                     BETWEEN
               PORT OF SEATTLE AND AMERICAN PRESIDENT LINES, LTD.
                                   TERMINAL 5
           AND ASSIGNMENT OF LEASE FROM AMERICAN PRESIDENT LINES, LTD.
                         TO EAGLE MARINE SERVICES, LTD.




THIS SIXTH AMENDMENT TO LEASE (hereinafter, along with any exhibits and attachments, referred to as the "Amendment") is entered into as of June 1, 1994 by and between the PORT OF SEATTLE, a Washington municipal corporation as Lessor, hereinafter referred to as the "Port" and EAGLE MARINE SERVICES, LTD., a Delaware corporation (and a wholly owned subsidiary of American President Lines, Ltd.), hereinafter referred to as "Lessee", as assignee of that certain Lease dated September 26, 1985, originally entered into by the Port and American President Lines, Ltd., a Delaware corporation (hereinafter "APL") of Premises at the Port's Terminal 5 (Federal Maritime Commission Agreement No. T-224-01839), hereinafter referred to as "the Basic Lease").



R E C I T A L S :



A. WHEREAS, the Basic Lease dated September 26, 1985 (FMC Agreement No. T-224-01839) superseded the Port's prior leases to APL of Terminal 46 Premises dated April 14, 1981 (FMC Agreement T-3968), and of Terminal 25 Premises dated May 12, 1981 (FMC Agreement T-3968A) by providing for new Premises for APL at Terminal 5 to be reconstructed by the Port with major improvements to APL's specifications; and

B. WHEREAS, by First Amendment dated March 25, 1986, (FMC Agreement No. 224-010839-001) the parties provided for an extension of APL's occupancy at Terminal 46 until October 1986, and provided for certain construction modifications; and

C. WHEREAS, by Second Amendment dated August 11, 1987, (FMC Agreement No. 224-010839-002) the parties acknowledged that the Port provided a fifth Container Crane for APL's use in accordance with lease requirements and stated a minimum rental for use thereof; and

D. WHEREAS, by Third Amendment dated February 14, 1989, (FMC Agreement No. 224-010839-003) the parties enlarged the leased Premises by approximately six acres and provided for adjustment and subsequent modification of the Premises description, rental provisions and lease exhibits; and

E. WHEREAS, by Fourth Amendment dated August 8, 1989, (FMC Agreement No. 224-10839-004) the parties provided for substitution of three crane spreader beams and repayment of the costs to the Port by amortization by APL; and

F. WHEREAS, by Fifth Amendment dated August 11, 1992, (FMC Agreement No. 224-010839-005) the parties provided for APL to repay to the Port by amortizing the Port's $455,325 cost for three container crane manlifts and to acknowledge APL's intent to move and install on the Premises a sixth container crane; and

G. WHEREAS, the parties now wish to amend the Basic Lease to increase the leased area by approximately seventy five (75) acres which shall include, among other things, an on-dock intermodal rail facility, with a corresponding increase in rental and extend the term in accordance with the terms of this Amendment; add an option to further increase the leased area by approximately thirty (30) additional acres, with a further corresponding increase in rent; grant Lessee a first right of refusal to all Contiguous Property (including any development alternatives which may involve in-water fills) as per the terms of this Amendment; document certain improvements, with amortization based rental payments added to the rental schedule; and other provisions; and

H. WHEREAS, the Port has agreed to undertake the development of the Premises as described herein, subject to the conditions and restrictions of the applicable environmental and land use laws and regulations, including review of all appropriate alternatives, their impacts and mitigation possibilities; and

I. WHEREAS, APL has assigned its interest under this Lease to Lessee concurrently with the execution of this Amendment and by an Assignment which is attached hereto.

Now therefore, the parties hereby agree as follows:

SECTION 1. DEFINITIONS. The following definitions are added to the text of the Basic Lease, as amended, before paragraph 1 thereof:

       A. Actual Cost or Actual Costs: All costs for construction, outside services, management, and overhead relating to any Facility Component with respect to the completed construction project contemplated by this Amendment. These costs are more fully described as follows:

               (1) Construction costs shall consist of amounts paid pursuant to construction contracts and change orders, taxes payable by the Port in connection with this project, and permit acquisition costs.

               (2) Outside services, which shall consist of design services relating to the construction project.

               (3) Management and overhead costs shall consist of Port engineering (prorated overhead), construction management, and project management.

       Costs of outside services, management, and overhead described in A(2) and A(3) above shall be fixed at 15% of the construction costs specified in item (A)(1) of this definition, above.

       B. Affiliate or Affiliated: Any entity directly or indirectly controlling, controlled by, or under common control with, Lessee. "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the direct ownership of voting securities or indirect control of any such voting securities by contract or otherwise.

       C. APL Controlled Train: A train or that portion of a train accessing the Premises which contains containers for which APL (or its Affiliates) prepares or submits shipping orders and pays for transportation services for its own behalf or on behalf of others with any such rail carrier which directs the movement of any such container or containers.

       D. Beneficial Use or Beneficially Usable: shall mean (i) when a particular Facility Component can be used or operated for its intended purpose at the Premises, or has been built to plans and specifications agreed to by the parties hereto (except for any minor items contained on a punch list which is mutually agreed to by both parties hereto); and (ii) there is adequate access with minimal disruption to overall operations to such Facility Component and such Facility Component can be operated in such a fashion that does not require additional labor, overtime or equipment beyond what would otherwise normally be required.

       E. Basic Land and Improvements Rent: The rent for the Expansion Premises which is specified in Part I of Exhibit F. This rent does not include Special Improvements Rent or rent related to equipment.

       F. Business Day: Any day other than a Saturday, Sunday or other day which is a Federal or Washington State holiday.

       G. Container Shift: The re-routing of rail intermodal containers to the Port at the sole discretion of APL which would, prior to completion of the Intermodal Yard and New Container Yard, typically be routed through other West Coast ports.

       H. Conservative Schedule: Accomplishment by the Port of (i) Facility Component Completion of the IY Facilities by December 29, 1997; and (ii) Total Facility Completion (exclusive of the Fourth Berth) by February 28, 1999, and (iii) accomplishment by the Port of Facility Component Completion of the Fourth Berth by November 13, 1999, provided Lessee gives the Port written notice exercising its option inclusive of the Fourth Berth by March 1, 1995 pursuant to
       Section 3, subparagraph (i)(i)(B) of this Amendment.

       I. Contiguous Property or Contiguous Properties: Each a property and collectively any properties owned by the Port now or in the future (i) abutting the Premises; or (ii) abutting the Railroad Storage Yard; or
       (iii) which shall also include the remaining CEM Property described on Exhibit A-6 hereto. Contiguous Properties shall not include:

               (1)Land which is or may be under lease to third parties as a condition of Port property acquisition from such parties relating to development of the Premises; or

               (2)Pier 2 (as described on Exhibit A-6 hereto); or

               (3)Land west of Harbor Avenue SW, land south of Spokane Street and land southeast of SW Hinds Street, all as depicted on Exhibit A-6.

       J. Double Track: The Double Track shall collectively mean and be comprised of the following three (3) components: the "East Double Track", the "West Double Track" and the "Receiving and Departure Track". The completed Double Track is intended to minimize interference between rail traffic to and from Harbor Island and to and from the Premises area, to facilitate adequate access and switching west of the Rail Bridge and to facilitate arrival and/or departure of linehaul trains with road power such that an entire linehaul train can either arrive or depart as a single, complete unit west of the Rail Bridge. The East Double Track shall mean the railroad tracks to be constructed by the Port (or caused to be constructed by the Port) across Harbor Island, between the vicinity of East Marginal Way South and the vicinity of the east end of the Burlington Northern Rail Bridge at the southwest side of Harbor Island, parallel to the existing railroad tracks. The West Double Track shall mean the railroad tracks to be constructed by the Port (or caused to be constructed by the Port) between the Intermodal Yard and the vicinity of the west end of the Rail Bridge and parallel to the existing railroad tracks. The Receiving and Departure Track shall mean the railroad tracks to be constructed by the Port (or caused to be constructed by the Port) which shall extend from the vicinity of the west end of the Rail Bridge to the northwest end of the Elevator Yard and, including tail track, shall be of sufficient length to accommodate a twenty-eight (28) car doublestack train with road power up to nine thousand (9000) feet long. A portion of the 9000 foot length identified for the Receiving and Departure Track shall include a track which is laid to create the West Double Track.

       K. Drayage Move: An empty container which is loaded to or discharged from vessels calling at the Premises and transported from or to the Off-Premises Temporary Container Yard.

       L.  Expansion Premises:  The real property which is to be added to  the
       Original  Premises  and  which  will  thereafter  become  part  of  the
       Premises and consisting of both the New Container Yard and the Intermodal Loading Yard. The current apron area will be extended as part of the Expansion Premises approximately 400 feet to the north, to the vicinity of the southern boundary of the Option Premises by the Port at no cost to Lessee; provided however, Lessee shall pay Basic Land and Improvements Rent on this 400 foot apron extension. The Expansion Premises are approximately 75 acres and are depicted on Exhibit A-6.

       M. Facility Component: Any individual facility or improvement required to be constructed in accordance with this Amendment (as same may be amended), with supporting plans, specifications, and other supporting documents.

       N. Facility Component Completion: The point in time when any individual Facility Component contemplated by this Amendment and Exhibit H is determined by Lessee to be Beneficially Usable and in compliance with all plans and specifications required by or arising out of this Amendment (except for any minor items contained on a punch list which is mutually agreed to by both parties hereto) after written notice is received by Lessee from the Port to that effect. Within six
       (6) Business Days after receipt by Lessee of any such written notice by the Port, Lessee shall inspect any such Facility Component and notify the Port in writing should it disagree that Facility Component Completion has been achieved and supply its reasons therefore. In that event, either party may resolve this issue pursuant to Section 7, paragraph 28(b) of this Amendment. Notwithstanding the foregoing, upon written instruction from Lessee to the Port, the Port shall immediately take steps to remedy Lessee's objections (which shall be in accordance with any directions Lessee may include in such notice) whether or not an arbitration is pending. Should the Port not receive Lessee's list of written objections within such six Business Day period, Facility Component Completion will be deemed to have occurred with respect to such Facility Component; provided however, notwithstanding the foregoing, should an event occur during the construction period which, subsequent to Facility Component Completion and prior to Total Facility Completion causes Lessee to lose Beneficial Use of any Facility Component, it shall promptly notify the Port in writing with details of the problem and the Port shall thereafter rectify same within 5 Business Days. Should the situation not be resolved within said 5 Business Days, the Facility Component shall not be deemed to have achieved Facility Component Completion for that period of time commencing with the date of Lessee's written notice to the Port and liquidated damages as per Section 3, paragraph
       (k) of this Amendment shall commence until Beneficial Use to Lessee is restored. Any disputes arising out of this provision shall be resolved pursuant to Section 7, paragraph 28(b) of this Amendment.

       O. Fourth Berth: The berth and marine building (equivalent to the marine building currently situated on the southernmost existing berth) to be constructed along the west edge of the West Waterway and within the eastern boundary of the Option Premises, and to the north of the 400 foot apron extension, consisting of approximately 1,000 linear feet of apron space suitable for berthing APL's container ships. The location of the Fourth Berth is depicted on Exhibit A-6.

       P. Intermodal Lift: The loading or unloading of a single container to or from a rail car at the Intermodal Loading Yard.

       Q. Intermodal Lift Fee: The charge for a single Intermodal Lift, levied by Lessee on third party shipping lines or ship operators for the loading or unloading at the Intermodal Loading Yard of containers not owned or leased by APL (or any Affiliate of APL).

       R. Intermodal Loading Yard: The area occupied by railroad tracks located on the Expansion Premises and used for the loading and unloading of containers to and from rail cars, the location of which is depicted on Exhibit A-6.

       S. Intermodal Storage Yard: The area occupied by railroad tracks which are for the storage of loaded and empty rail cars in connection with Lessee's (and Lessee's Affiliates) operations on a preferential basis, and which are for other activities related thereto. Said area is located outside the Expansion Premises, the location of which is depicted on Exhibit A-6, on land owned by the Port and not under lease to Lessee and shall be operated pursuant to Section 3, paragraph (m) of this Amendment.

       T. Intermodal Yard: The combined area of the Intermodal Storage Yard and the Intermodal Loading Yard.

       U.  Intermodal Yard (IY) Cranes :   Any cranes owned by the Port to  be
       used on and in conjunction with the operation of the Intermodal Loading Yard.

       V.  Intermodal  Yard  (IY)  Facility  Charge:   The  charge,  hereafter
       called IY Facility Charge, per Intermodal Lift assessed against the railroad companies utilizing the Intermodal Loading Yard.

       W.  IY  Facilities:    Collectively,  all  of  the  following  Facility
       Components: the Intermodal Yard, the Rail Bridge, the Double Track, the Overpass; and the IY Cranes after the IY Cranes are acquired, installed on the Premises and are operational if provided by the Port; and the rail access agreement between the Burlington Northern Railroad ("BN") and the Union Pacific Railroad ("UP") attached as an exhibit to
       Exhibit I has been executed by those two railroads and that said rail access agreement is in full force and unconditional effect and that such agreement complies with the requirements specified in Section 3(m) of this Amendment.

       X. Lease:  The Basic Lease, as amended (inclusive of this Amendment).

       Y. Lockheed Storage Area: The area partially within both the Option Premises and the Expansion Premises which is currently leased to Lessee, and is depicted on Exhibit A-6.

       Z. New Container Yard: The area within the Expansion Premises which is not part of the Intermodal Loading Yard, the location of which is depicted on Exhibit A-6.

       AA.Off-Premises Temporary Container Yard: The Terminal 105 real property which is available to Lessee pursuant to this Amendment for the handling and storage of empty containers. The location and configuration of Terminal 105 is depicted on Exhibit G, including the schedule for availability of Terminal 105 with improvements as mutually agreed.

       BB.Option Premises: The real property which is available to Lessee for future expansion, which includes the Fourth Berth pursuant to the terms of this Amendment, and the location of which is depicted on Exhibit A-6. Lessee's option on the Option Premises shall expire ten years after Total Facility Completion but in no event later than December 31, 2009.

       CC.Original  Land  and  Improvements  Rent:   Rent  for  the   Original
       Premises.  This rent does not include Special Improvements Rent.

       DD.Original  Premises:   The real property as described  in  the  Basic
       Lease and Amendments One through Five, and as depicted on Exhibit A-6. This area consists of approximately 83 acres.

       EE.Overpass: The elevated roadway to be constructed in the vicinity of the southeast portion of the Premises and the approaches to the Spokane Street low level bridge, the location of which is depicted on Exhibit A-6.

       FF.Preferred Schedule: Accomplishment by the Port of (i) Facility Component Completion of the IY Facilities by October 1, 1996; and (ii) Total Facility Completion (exclusive of the Fourth Berth) by December 5, 1997, and (iii) accomplishment by the Port of Facility Component Completion of the Fourth Berth by October 3, 1998 provided Lessee gives the Port written notice exercising its option inclusive of the Fourth Berth by March 1, 1995 pursuant to Section 3, subparagraph
       (i)(i)(B) of this Amendment; provided however, should Lessee give the Port written notice exercising its option inclusive of the Fourth Berth by March 1, 1995, then the Preferred Schedule for Facility Component Completion of the Fourth Berth shall be October 3, 1998.

       GG.Premises:   The  Original  Premises  and  all  or  portions  of  the
       Expansion Premises and/or the Option Premises as they become part of the leasehold at later dates.

       HH.Radio Towers: The three radio towers operated by KJR and KBLE, the appurtenances thereto and the building housing KJR radio station currently surrounded by the Original Premises to be removed by the Port.

       II.Rail  Bridge:   The existing Burlington Northern dedicated  railroad
       bridge   across  the Duwamish Waterway between Harbor Island  and  West
       Seattle.

       JJ. Railroad Storage Yard: The area outside the Expansion Premises occupied by railroad tracks located to the west of the Intermodal Storage Yard, the location of which is depicted on Exhibit A-6. The Railroad Storage Yard is to be constructed for and used by Burlington Northern Railroad to compensate for the portion of the existing Burlington Northern railroad yard to be displaced by development of the Expansion Premises and Intermodal Storage Yard.

       KK. Salmon Terminals Storage Area: The area partially within both the Expansion Premises and Option Premises which is currently leased to Lessee, including that adjacent portion of Southwest Florida Street currently occupied by Lessee under City of Seattle Street Use permit. Such area is depicted on Exhibit A-6.

       LL.Special   Improvement  or  Special  Improvements:   Those   Facility
       Components specified in Exhibit F, Part II to this Amendment.

       MM.Special Improvements Rent: Rent on the Special Improvements which shall not exceed Lessee's Maximum or Monthly amounts described in Exhibit F, Part II, and is distinct from Basic Land and Improvements Rent as described on Exhibit F, Part I. Such Special Improvements
       Rent is calculated on the basis of an amortization schedule designed to pay back to the Port, Lessee's Percentage Share of the Actual Cost of a Special Improvement specified on Exhibit F following Facility Component Completion. The amount of Special Improvements Rent to be paid by Lessee with respect to any Special Improvement shall be Lessee's Percentage Share specified on Part II of Exhibit F of the Actual Cost associated with such Special Improvement and which in any event shall not exceed the amount specified as Lessee's Maximum Share in Part II of Exhibit F regardless of the Actual Costs incurred by the Port, subject to any Changes as provided in Section 2, paragraph
       (e)(v) of this Amendment. At the time of Facility Component Completion for any Special Improvement, the Port shall supply Lessee with a statement indicating the applicable Actual Cost and the Special Improvements Rent and such documents relating to Actual Costs that Lessee may reasonably request. Any disputes relating to Actual Cost or Special Improvements Rent shall be resolved by arbitration pursuant to Section 7, paragraph 28(b) of this Amendment.

       NN. Total Facility Completion: When all Facility Components have achieved Facility Component Completion (including a survey to accurately determine the precise acreage of the Expansion Premises) and written notice has been received by Lessee from the Port which confirms Facility Component Completion of all Facility Components contemplated by this Amendment and Exhibit H and certifies full compliance with all plans and specifications required by or arising out of this Amendment, including the Option Premises exclusive of the Fourth Berth (provided Lessee exercises its option to expand in accordance with Section 3, subparagraph (i)(i)(A) of this Amendment on or prior to June 1, 1995), or the Option Premises inclusive of the Fourth Berth (provided Lessee notifies Port to include this improvement in the Option Premises and exercises it option to expand in accordance with Section 3, paragraph (i)(i)(B) of this Amendment on or prior to December 1, 1994). Lessee shall have six (6) Business Days after delivery of any such written notice from the Port to inspect any Facility Component to determine, in its sole opinion, whether Total Facility Completion has not occurred and provide the Port with written notice to that effect which specifies the incomplete items. In that event, either party may resolve the issue pursuant to
       Section 7, paragraph 28(b) of this Amendment. Notwithstanding the foregoing, upon written instruction from Lessee to the Port, the Port shall immediately take steps to remedy Lessee's objections (which shall be in accordance with any directions Lessee may include in such notice) whether or not an arbitration is pending. Within a reasonable time following Total Facility Completion, the Port shall supply Lessee with a single rental schedule which specifies all Special Improvements and the Special Improvements Rent due from Lessee.

SECTION     2.    Amended  Basic  Lease  paragraph  1  (LEASED  PREMISES   AND
EQUIPMENT), subparagraph (e) is deleted in its entirety and replaced with the following in its place and stead:

(e)(i) ACQUISITION. The Port will acquire land for the Expansion Premises and Option Premises for development of the facilities described herein.

(e)(ii)  DEVELOPMENT.

       (A)FACILITY DESIGN. The conceptual plan for the project contemplated by this Amendment is outlined in Attachment 2 to Exhibit H hereto and the construction phasing is as per Attachment 3 to Exhibit H.

       (B)NEW  CONTAINER  YARD.   The Port will design  and  develop  the  New
       Container  Yard.   The  development  will  include  the  following  new
       facilities:

               (1)  MAINTENANCE AND REPAIR FACILITY.
               A Maintenance and Repair facility of up to 42,000 square feet of shop and 5,200 square feet of office with building specifications relating to the quality of construction equivalent to those at the Terminal 46 maintenance and repair facility as of the date of this Amendment and as per Exhibit H. Lessee shall pay its percentage of the Actual Costs as Special Improvements Rent associated with the Maintenance and Repair facility amortized at 9.25% per year over thirty (30) years, provided however, notwithstanding the foregoing, the Special Improvements Rent Lessee is obligated to pay for this Special Improvement shall in no event exceed Lessee's Maximum Share specified in Part II of Exhibit F on a total or monthly basis. Lessee's obligations for the undepreciated book value and for the unamortized balance owing on the existing maintenance and repair facility shall expire once such existing facility is vacated by Lessee. Lessee's obligation to begin payment of the Special Improvements Rent for this Facility Component shall begin to accrue immediately following Facility Component Completion of this Facility Component and shall be payable by Lessee at the beginning of each month thereafter.

               (2)  CONTAINER FREIGHT STATION ("CFS").
               Approximately One Hundred Twenty Thousand (120,000) square feet with building specifications relating to the quality of construction equivalent to those at the existing Terminal 5 container freight station as of the date of this Amendment and as per Exhibit H.

                      (a)  CFS UP TO 80,000 SQ. FEET.
                      The Port shall construct and pay for up to an 80,000 square foot CFS at no cost to Lessee other than twenty percent (20%) of the Actual Cost of demolition of the existing container freight station facility as Special Improvements Rent, amortized at 9.25% per year over thirty (30) years, provided however, notwithstanding the foregoing, the Special Improvements Rent Lessee is obligated to pay for such demolition shall in no event exceed Lessee's Maximum Share specified on Part II of Exhibit F on a total or monthly basis. Lessee's obligation to begin payment of the Special Improvements Rent for this Facility Component shall begin to accrue immediately following Facility Component Completion of this Facility Component and shall be payable by Lessee at the beginning of each month thereafter.


                      (b)   CFS OPTIONS.
                              (1) Upon issuance of written notice to the Port, Lessee shall have a single option, at any time during the term of this Lease, to require the Port to expand the CFS after its Facility Component Completion. No expansion of the CFS shall include any other structure which may be attached or adjacent to the CFS (such as the Transit Shed) unless mutually agreed in writing by the parties. If the CFS as built prior to expansion is less than 80,000 square feet and Lessee requests an expansion of up to 80,000 square feet, the Port shall pay for the costs of said expansion up to the following amount: the total square footage of the requested expansion multiplied by the per square foot Actual Cost of the CFS as built prior to expansion, compounded annually by 4.5% for each year for the period from Facility Component Completion of the CFS as built prior to expansion, until receipt of Lessee's written request for said expansion. Any Actual Costs of expansion over this amount shall be paid by Lessee in the form of Special Improvements Rent based on a 9.25% per year amortization schedule over the lesser of thirty
                              (30) years or the remaining term of this Lease.

                              (2) If the CFS as built prior to expansion is less than 80,000 square feet and Lessee requests in writing an expansion of the CFS that will bring the total area of the CFS to over 80,000 square feet, Actual Cost of the expansion will be pro rated on a per square foot basis between that portion of the Actual Cost of the expansion that will bring the total area of the CFS to 80,000 square feet and that portion of the
                              Actual Cost of expansion that will bring the total area of the CFS to over 80,000 square feet. That portion of the Actual Cost of expansion that will bring the total area of the CFS to 80,000 square feet will be handled as specified in the preceding paragraph. That portion of the Actual Cost of the expansion that will bring the total area of the CFS to over 80,000 square feet shall be paid by Lessee in the form of Special Improvements Rent based on a 9.25% per year amortization schedule over the lesser of thirty (30) years or the remaining term of this Lease.

                              (3) If the CFS as built prior to expansion is 80,000 square feet or greater, Actual Cost of expansion shall be paid by Lessee in the form of Special Improvements Rent based on a 9.25% per year amortization schedule over the lesser of thirty (30) years or the remaining term of this Lease.

                              (4)Lessee's obligation to begin payment of the Special Improvements Rent for any expansion to this Facility Component shall begin to accrue immediately following Facility Component Completion of any expansion to this Facility Component and shall be payable by Lessee at the beginning of each month thereafter.

                      (c)AMORTIZATION.
                      The existing container freight station will be demolished as part of the New Container Yard development. Lessee shall continue to pay for the cost of the existing container freight station under the
                      terms    of   the   amortization   schedule   previously
                      established   under  the  Basic  Lease,  as   previously
                      amended.

               (3)GATEHOUSE/ENTRY.
               The Port shall construct and pay for a Gatehouse up to 16,000 square feet in a two-story building and 15 lanes with building specifications relating to the quality of construction equivalent to those at the existing Terminal 5 gatehouse as of the date of this Amendment and as per Exhibit H. As part of the development of the new Gatehouse, the existing gatehouse will be demolished. Lessee shall pay the undepreciated value at time of demolition and demolition cost for the old gatehouse, and other improvements directly related thereto as Special Improvements Rent amortized at 9.25% per year over thirty (30) years. Lessee's obligation to begin payment of the Special Improvements Rent shall begin to accrue immediately following the demolition of the existing gatehouse and Facility Component Completion of the Gatehouse and shall be payable by Lessee at the beginning of each month thereafter. Provided however notwithstanding the foregoing, Lessee shall not pay any costs associated with the construction of the new Gatehouse subject to any Changes pursuant to Section 2, paragraph (e)(v) this Amendment. In addition to the development of a new Gatehouse, the Port agrees to participate in gate enhancements which incorporate new, advanced technology to the extent such enhancements are applicable, useful, and also add value to Port facilities other than Terminal 5.

       (C)INTERMODAL LOADING YARD.
       The Port will design the Intermodal Loading Yard ("ILY") consistent with Exhibit H. The Port shall pay all costs associated with that portion of the ILY related to standards acceptable for normal container yard activities, which includes drainage, paving, lighting, fencing, striping, grading, pile foundation installation beneath runways to support rubber tire gantry cranes (except for pile foundations relating to the fifth and sixth runways which shall be paid for as Special Improvements Rent as per Part II of Exhibit F), and protection reinforcement (if necessary) for the Renton Effluent Transfer System sewage pipeline ("RETS") owned by the Municipality of Metropolitan Seattle. These container yard development costs will be included as part of the Basic Land and Improvements Rent. Lessee shall pay its percentage share of the Actual Cost specified in Exhibit F, Part II, as Special Improvements Rent, amortized at 9.25% per year for thirty (30) years, for all other development costs of the ILY which are consistent with Exhibit H and are in excess of the above referenced standards for normal container yard activities for the ILY. Lessee's obligation to begin payment of the Special Improvements Rent for this Facility Component shall begin to accrue immediately following Facility Component Completion of the IY Facilities and shall be payable by Lessee at the beginning of each month thereafter.

       (D)OFF-PREMISES IMPROVEMENTS. The Port will construct the following improvements in locations outside the Expansion Premises:

               (1)INTERMODAL STORAGE YARD ("ISY"). The Port will design and construct the ISY consistent with Exhibit H and the Port shall pay for such design and construction costs. The Port shall maintain and repair the ISY or cause same to be maintained and repaired during the term of this Lease and the Port shall pay for such maintenance and repair costs.

               (2)RAILROAD STORAGE YARD ("RSY"). The Port shall design and construct the RSY which shall be paid for by the Port. The RSY will be constructed with the approval of Burlington Northern Railroad ("BN"). The Port and Lessee shall make their good faith efforts to encourage BN to make efficient use of existing and future trackage and thereby allow the Port to minimize the scale of the RSY.

               (3)OFF-PREMISES TEMPORARY CONTAINER YARD. Development of T-105 is not considered a Special Improvement.

               (4)OVERPASS. The Overpass is a Special Improvement which the Port shall design and construct consistent with Exhibit H and which the Port shall maintain and repair or cause same to be maintained and repaired during the term of this Lease. The Port shall pay for such maintenance and repair costs. Actual Costs for the design and construction of the Overpass are considered as part of the Special Improvements Rent. Lessee shall pay its percentage shares of the Actual Costs specified on Exhibit F as Special Improvements Rent, each amortized at 9.25% per year for thirty (30) years, provided however, notwithstanding the foregoing, the Special Improvements Rent Lessee is obligated to pay for this Special Improvement shall in no event exceed the total of both components of Lessee's Maximum Share specified in Part II of Exhibit F on a total or monthly basis. In the event the Port obtains Federal, State, or local funding for construction of the Overpass, said funds shall be applied solely to the Port's share and shall not reduce the amount of or in any way affect Lessee's payment obligations under Special Improvements Rent unless any such funding exceeds the Port's share of this Special Improvement. In that event, the amount in excess of the Port's share shall first be applied to the Port's administrative costs solely and directly related to acquiring any such funds and secondly shall be applied to reduce Lessee's Special Improvements Rent. Lessee's obligation to begin payment of the Special Improvements Rent for this improvement shall begin to accrue immediately following Facility Component Completion of all of the following: the Overpass, the Entry (i.e. queuing lanes), and Gatehouse and shall be payable by Lessee at the beginning of each month thereafter. To promote public safety, the Port shall use good faith efforts (including reasonable attempts to modify any applicable ordinances) during the term of this Lease (as extended), to restrict traffic flow on the Overpass to commercial traffic required by Lessee's (and its Affiliates') business and commercial traffic required by such other tenants of the Port or other uses on private property whose proximity to said Overpass requires their use of the Overpass during times when access to/from West Marginal Way and Spokane Street is impeded due to train blockages.

               (5)DOUBLE TRACK. The Port shall design and construct or cause to be designed and constructed the Double Track, consistent with Exhibit H and which the Port shall cause same to be maintained and repaired during the term of this Lease. The Port shall pay for such design and construction, and shall ensure maintenance and repair is accomplished at no cost to Lessee.

               (6)RAIL BRIDGE. The Port shall cause the Rail Bridge to be modified in compliance with all Federal, State and local laws, regulations, ordinances and rules, to accept railroad locomotive power ("Road Power") sufficient to service the rail for the on dock rail capacity contemplated by this Amendment and to accept high cube containers as known in the industry as of the date hereof, all in accordance with Exhibit H, at no cost to Lessee and which the Port shall cause to be maintained and repaired at no cost to Lessee during the term of this Lease to the standards described in Exhibit I. In the event the Rail Bridge suffers damage rendering it a constructive total loss or a total loss or is otherwise unusable, the Port shall work to a level of industry standard to return the Rail Bridge to service in an expeditious manner whether or not such damage is caused by a force majeure event to the standards described in
               Exhibit I.

       (E)ORIGINAL PREMISES.
       The Port will reinforce those surface areas of the Original Premises as approximately depicted on Exhibit A-6 on a mutually agreeable schedule. The reinforcement will be done to a level equivalent to that on pavement areas on the Original Premises which were reinforced in 1985 and which shall meet the criteria described in Exhibit H. The Port will pay for the cost of such reinforcement, provided, however, Lessee's rental obligations under the Basic Lease, as amended, for the areas being reinforced shall not be abated during the reinforcement work. Such reinforcement shall be done in four approximately equal sections to minimize disruption to Lessee's operations.

       (F)FILL ALTERNATIVE.
       With respect to the possibility of a fill alternative, the parties recognize that the Port is in the midst of an environmental impact review process which is analyzing a number of remedial action and redevelopment alternatives, involving the possibility for fill on the submerged lands to the north. Lessee acknowledges that such fill is only an alternative at this point and is currently subject to a full review of its impacts, mitigation possibilities, and approval from local, state, federal, and tribal authorities.

(e)(iii)   EQUIPMENT.

       (A)IY Cranes.
               (1) Both parties acknowledge that decisions have not been made regarding the type and number of cranes to be initially used in the Intermodal Yard. Lessee shall select and the Port shall purchase, on a schedule to meet operational start up of the Intermodal Yard, any IY Cranes contemplated by this Amendment, having a cost charged by manufacturer plus the direct administrative and engineering costs, permitting and certification costs of the Port and sales tax, of up to $20 million in 1992 dollars which amount shall be escalated at 4.5% per year, commencing December 31, 1992. The Port shall own such IY Cranes. Lessee shall pay rent on any such IY Cranes utilizing said $20 million (or any portion thereof) equal to 50% of any such IY Crane's cost charged by manufacturer plus the direct administrative and engineering costs, permitting and certification costs of the Port and sales tax, amortized at 9.25% per year over 14 years commencing upon Facility Component Completion of the IY Facilities. Lessee shall request the Port to acquire the initial IY Cranes no later than thirty (30) months prior to the expiration of the Preferred Schedule for the IY Facilities (as same may be extended), so as to deliver and install the initial IY Cranes on the Premises in a timely manner. If Lessee does not make such request within the stated time period, then the acquisition, installation and operation of the initial IY Cranes on the Premises shall not be considered a requirement of Facility Component Completion of the initial IY Facilities, as that concept is used in this Amendment. IY Crane rent related to any IY Crane, shall cease after the end of any amortization period.

               (2)The parties agree the IY Cranes shall be replaced, refurbished, or modified by the Port, or additional IY Cranes shall be acquired by the Port (all as Lessee may direct), at any time upon written notice by Lessee to Port. In addition to the aforementioned $20 million, as escalated, the Port shall make available at any time during the term of this Lease, only after the aforesaid $20 million as escalated has been expended, up to an additional $5 million, which amount shall be escalated at 4.5% per year commencing December 31, 1992, and which amount shall be available at Lessee's option upon written request of Lessee, for any IY Crane contemplated in this Amendment. Lessee shall amortize 100% of any portion of this $5 million (as escalated) which Lessee may utilize, at 9.25% per year over the lesser of 14 years or the remaining term of this Lease. Said amortization shall be considered rent and that portion relating to any IY Crane utilizing said funds shall begin to accrue immediately following any such IY Crane's acquisition, installation on the Premises and after it is operational or after any modification or refurbishment, as applicable. Said rent shall be payable at the beginning of each month after its accrual. IY Crane rent related to any IY Crane, shall cease after the end of any amortization period.

               (3)The   parties  agree  the  IY  Cranes  shall  be   replaced,
               refurbished, or modified by the Port, (all as Lessee may direct), at any time Lessee may direct upon written notice by Lessee to the Port. Upon issuance of Lessee's written notice, the Port shall make available up to an additional $10 million (which amount shall escalate at 4.5% per year commencing December 31, 1992), which along with any remaining portion of the initial $20 million as escalated and any remaining portion of the $5 million as escalated, shall be available at Lessee's option, for any such replacement, refurbishment, modification of any IY Crane provided however, no portion of this $10 million as escalated shall be available for acquisition of any IY Cranes which is not used to replace an existing IY Crane. Lessee shall amortize 100% of any such portion of this $10 million as escalated which may be utilized, at 9.25% per year over the lesser of 14 years or the remaining term of this Lease. Rent shall begin to accrue immediately following any such IY Crane's acquisition, installation on the Premises and after same is operational or after any modification or refurbishment, as applicable. Such rent shall be payable at the beginning of each month thereafter. IY Crane rent related to any IY Crane, shall cease after the end of any amortization period.

               (4)For the portion of any replacement, refurbishment or modification, or additional acquisition costs which exceed all amounts specified in subparagraphs (A)(1)-(3) above (as escalated), payment of such excess amounts shall be for the account of Lessee or as otherwise mutually agreed to by the parties. Lessee shall continue to pay for the full amortization period(s) regardless of whether the applicable IY Cranes are sold or otherwise removed from service. Provided however:

                      (i) no IY Crane shall be removed from the Premises without Lessee's prior written consent; and

                      (ii) if any IY Crane is sold or leased by the Port, the net proceeds will be shared as follows:

                              (a) the net proceeds from the sale or lease of any IY Cranes, or portions thereof, that were purchased, replaced, refurbished, or modified with all or a portion of the first $20 million (as escalated) specified in subparagraph (A)(1) above, shall be shared equally by the Port and Lessee;

                              (b) the net proceeds of any sale or lease of any IY Cranes, or portions thereof, that were purchased, replaced, refurbished, or modified with all or part of the funds specified in subparagraphs (A)(2) or (A)(3) above, or any funds Lessee contributes pursuant to this subparagraph (A)(4), shall be paid to Lessee; and

                              (c) solely with respect to funds which may be jointly invested by the Port and Lessee upon their mutual agreement pursuant to this subparagraph (A)(4), the net proceeds of any sale or lease of the IY Cranes, or portions thereof, that were purchased, replaced, refurbished, or modified with any such funds shall be paid to Lessee and the Port in the same proportion as the payments made by each party.

                              (d) For purposes of illustration, the following example is given: An IY Crane is purchased with $1.5 million in 1997 dollars from the first $20 million described in subparagraph (A)(1) and refurbished in 2002 dollars with $500,000 from funds described in subparagraphs (A)(2) or
                              (A)(3) above. If the IY Crane is sold, the proceeds will be shared in the proportions of 37.5% to the Port and 62.5% to Lessee, calculated as follows: the total investment equals $2,000,000 (i.e. $1,500,000 plus
                              $500,000); and the Port's share equals 37.5% (i.e. [0.5 multiplied times $1,500,000], divided by $2,000,000 equals 0.375).

                      (iii) any sale or lease of any IY Crane by the Port to a third party shall be at fair market value unless otherwise agreed to in writing by the parties hereto; and

                      (iv) Lessee shall have first right of refusal to purchase or lease any IY Crane; and

                      (v) on or after the issuance of a notice by Lessee to the Port to replace one or more IY Cranes, Lessee shall have the option to purchase any such existing IY Crane to be replaced. Lessee may exercise such option by issuing written notice promptly to the Port that it is exercising its option. The price shall be mutually agreed to by the parties. In the event the parties cannot reach an agreement on price within 60 calendar days after the date of such written notice, then fair market value shall be determined by the procedures described in subparagraph (A)(5) below.

               (5)MECHANISM TO ESTABLISH FAIR MARKET VALUE.
               Should the parties hereto fail to reach agreement on the fair market value within any time specified for such agreement, Lessee and the Port agree to jointly appoint an independent appraiser to determine such fair market value or values within fifteen (15) calendar days thereafter. Failing this joint action to appoint a single appraiser within such 15 calendar day period, the parties hereto shall each designate an independent appraiser within 15 calendar days after the expiration of the period to appoint a single joint appraiser. Both appraisers shall jointly appoint a third appraiser within an additional 15 calendar days. The failure of one party to appoint an appraiser within the prescribed time period shall be deemed a waiver of its right to appoint an appraiser and shall be deemed a joint appointment of the appraiser appointed by the other. The appraisal of the jointly appointed appraiser or a majority of the panel of appraisers, as appropriate, shall be binding and conclusive on both Lessee and the Port; provided however, if a majority of such a panel cannot reach concurrence, the appraisal which is neither the highest nor the lowest shall be binding and conclusive on both parties hereto. Appraiser(s) shall be required to issue their decision thirty
               (30) calendar days after the appointment of the last appraiser or as soon thereafter as is practicable. The parties shall share any expenses of the appraisers equally.

               (6)Lessee shall be responsible for maintenance and repair of the IY Cranes to the original manufacturer's specifications. Any dispute under this Section 2, paragraph (e)(iii), except for those pertaining to establishment of Fair Market Value (which shall be decided as provide in subparagraph (A)(5) above) shall be resolved by arbitration pursuant to Section 7, paragraph 28(b) of this Amendment.

               (7)Unless Lessee agrees to buy and the Port agrees to sell any IY Crane to Lessee, then at the expiration of the term of this Lease (as same may be extended), Lessee shall be entitled to receive an amount from the Port , with respect to any IY Crane not sold to Lessee, equal to any amounts due Lessee had any IY Crane utilizing funds specified in subparagraphs (A)(1) through
               (A)(3) been sold as per subparagraphs (A)(4)(ii)(a) and (ii)(b) above at Fair Market Value determined either by mutual agreement or pursuant to (A)(5) above in the absence of mutual agreement. In the event the Port does not elect to keep any or all of the IY Cranes at the end of the term of this Lease (as it may be extended), Lessee shall have an option to purchase any IY Crane the Port does not keep, at a mutually agreed price upon issuance of written notice. If the parties cannot reach an agreement on price within 60 calendar days after the date of such written notice by Lessee, then fair market value shall be determined by the procedures contained in subparagraph (A)(5) above. The proceeds shall be distributed as per subparagraph
               (A)(4)(ii) above.

       (B)CONTAINER CRANES.

               (1)  GENERAL
                      (a)  ACQUISITION AND RENT.
                      Upon Lessee's written request, at any time during the first twenty (20) years of this Amendment following Total Facility Completion, the Port shall purchase up to two container cranes of Lessee's choice capable of efficiently working APL's current and future vessels. Such container cranes shall not have crane rail load requirements that exceed the load capabilities of the existing apron as of the date of this Amendment;
                      provided however, notwithstanding the foregoing, this crane rail load limitation shall not apply to any
                      container   crane  acquired  at  Lessee's  request   for
                      purposes  of  operating  on the  Fourth  Berth  and  the
                      northernmost 400 feet of berth specified in the definition of Expansion Premises (such areas to have crane rail load limitations as per Exhibit H). Lessee shall pay rent to the Port for the container crane(s) based on the cost charged by the manufacturer plus the direct administrative and engineering costs of the Port and permitting, certification costs and sales tax, amortized at a 9.25% per year, over 30 years commencing upon (i) the acquisition and installation of any such container crane and after any such container crane is operational; and (ii) only with respect to any such container crane which Lessee designates in writing shall be used for the Fourth Berth, then the earlier of Facility Component Completion of the Fourth Berth or Lessee's use of any such container crane. Such rent due from Lessee shall cease (whether fully amortized or not), upon the earlier of (i) termination of this Lease (and any extensions thereto); or (ii) after any such container crane has been fully amortized unless otherwise mutually agreed in writing by the parties. After any such container crane has been fully amortized, the parties hereto shall renegotiate the rent due on any such container crane at the then prevailing fair market value, or in the absence of such mutual agreement, the rent shall be decided pursuant to the arbitration procedure in Section 7, subparagraph 28(b) of this Amendment.

                      (b)  LESSEE OPTION TO PURCHASE.
                      Lessee, upon the issuance of written notice to the Port at any time during the term of this Lease (or any extensions thereto) following fourteen (14) years after commencement of rent on any container crane contemplated in subparagraph (B)(1)(a) above, shall have the option to purchase any such container crane specified in subparagraph (B)(1)(a) above from the Port at the fair market value; provided however, the determination of fair market value of any such container crane shall not include any value added to any container crane by any future enhancements to the extent such enhancements were directly paid or amortized as rent by Lessee. Should the parties be unable to agree upon the fair market value within 60 calendar days after the date of any such written notice then the fair market value of any such container crane shall be determined in accordance with the appraisal procedure set forth in subparagraph (B)(1)(d) below and such sum shall be due within thirty (30) calendar days of such appraisal determination.

                      (c)  LESSEE ELECTION.
                      Lessee may elect to supply one or more container cranes for the Premises instead of, or in addition to, any container cranes specified in subparagraph (B)(1)(a) above.

                      (d)  MECHANISM TO ESTABLISH FAIR MARKET VALUE.
                      Should the parties hereto fail to reach agreement on the fair market value within any time specified for such agreement, Lessee and the Port agree to jointly appoint an independent appraiser to determine such fair market value or values within fifteen (15) calendar days thereafter. Failing this joint action to appoint a single appraiser within such 15 calendar day period, the parties hereto shall each designate an independent appraiser within 15 calendar days after the expiration of the period to appoint a single joint appraiser. Both appraisers shall jointly appoint a third appraiser within an additional 15 calendar days. The failure of one party to appoint an appraiser within the prescribed time period shall be deemed a waiver of its right to appoint an appraiser and shall be deemed a joint appointment of the appraiser appointed by the other. The appraisal of the jointly appointed appraiser or a majority of the panel of appraisers, as appropriate, shall be binding and conclusive on both Lessee and the Port; provided however, if a majority of such a panel cannot reach concurrence, the appraisal which is neither the highest nor the lowest shall be binding and conclusive on both parties hereto. Appraiser(s) shall be required to issue their decision thirty (30) calendar days after the appointment of the last appraiser or as soon thereafter as is practicable. The parties shall share any expenses of the appraisers equally.

                      (e)  ENHANCEMENTS.
                      Upon Lessee's written request, future enhancements (except as provided in Section 2, paragraph
                      (e)(iii)(B)(2) below pertaining to container crane raising) to any Port owned container crane shall be paid for by the Port, and Lessee shall pay rent on any such enhancements based on an amortization schedule of the enhancement costs (including the Port's direct administrative and engineering costs and permitting, certification costs and sales tax) with a rate of return equal to 9.25% per year applied over the remaining term of the Lease (as it may be extended) regardless of any sale. Lessee shall also have the right to make any such enhancements at its own cost and expense upon the written consent of the Port which shall not be unreasonably withheld.

                      (f) MAINTENANCE AND REPAIR; SECONDARY USE RIGHTS. Lessee shall be responsible for maintenance and repair to the original manufacturer's specifications and fueling of the container cranes. If the Port constructs the Fourth Berth, and the Fourth Berth is not part of the Premises, Lessee shall have secondary use rights for the Fourth Berth and to any container cranes installed for use on the Fourth Berth. In that event, Lessee shall pay the Port's tariff rate for use of such cranes and for all other charges connected to use of the Fourth Berth.

               (2)CRANE RAISING.
               Within 24 months of Lessee's written request, the Port will have completed increasing the height of the first of up to five existing Port-owned container cranes and the remainder of them in an expeditious manner by up to 20 feet in order to allow these container cranes to accommodate higher container stacks on container vessels which will dock at the Premises, subject to conformance with acceptable engineering standards and the following conditions:

                      (a) Cranes 61, 62 and/or 63 will be raised first upon Lessee's written request. The Port shall pay permitting, engineering, design, construction, certification, sales tax and the Port's direct administrative costs for raising of these cranes, and such costs shall be repaid to the Port by Lessee as rent based on a 9.25% amortization schedule over 30 years, or the remaining term of this Lease , whichever is less.

                      (b) Lessee shall have the following crane raising options with respect to container cranes 64 and/or 68:

                              (1) Cranes 64 and/or 68 will be raised following the raising of cranes 61, 62 and 63 upon Lessee's written request. The Port will pay for raising cranes 64 and/or 68. From the time crane 64 and/or 68 is raised, the total minimum annual guarantee for that particular crane (now at 625 hours) will be established as follows: 0-30 months 625 hours; 31-60 months 937 hours; 61 months to end of Lease term 1,250 hours; or

                              (2) Cranes 64 and/or 68 will be raised following the raising of cranes 61, 62 and 63 upon Lessee's written request. The Port shall pay permitting, engineering, design, construction, certification, sales tax and the Port's direct administrative costs for raising cranes 64 and/or 68 and such costs shall be repaid to the Port by Lessee as rent based on an amortization of 9.25% per year for the lesser of 30 years or the remaining term of this Lease; or

                              (3) Lessee may pay to raise either or both of Cranes 64 and 68 at its own cost and expense.

(e)(iv)  SPECIAL IMPROVEMENTS - CAP ON COSTS.

       (A)Exhibit   F   contains  a  list  of  Special  Improvements   to   be
       constructed by the Port for which Special Improvements Rent shall be paid. The Actual Cost Caps are described in Exhibit F, Part II, and such Actual Cost Caps shall apply regardless of the Actual Costs of any Special Improvement, subject to any Changes pursuant to paragraph
       (e)(v) of this Section 2. Lessee's Maximum Share regardless of Actual Cost for each of the Special Improvements listed in Exhibit F, shall be capped and not exceed the amount derived by multiplying the percentage assigned in Exhibit F as Lessee's percentage share for each of the Special Improvement's Actual Cost, times the amount in the Actual Cost Cap column in Exhibit F for such improvements. Provided, however, if Lessee issues a written notice to the Port specifically requesting that construction of a Special Improvement be delayed beyond December 31, 1996, Lessee's Actual Cost Cap specified in Exhibit F would increase at a 4.5% annual compounded inflation factor between December 31, 1996 and the last month of the requested delay.

       (B)If Actual Costs for any Special Improvement are less than the Actual Cost Cap contained on Exhibit F for such improvement, the actual lesser amount will be used as the basis for calculating Lessee's Special Improvement Rent payments.

(e)(v)  APPROVAL OF PLANS AND SPECIFICATIONS; CHANGES.
The following provisions govern Changes and/or other modifications. This entire provision (including without limitation Lessee's right to challenge the Port's estimates) shall be subject to the arbitration procedure in Section 7, subparagraph 28(b) of this Amendment.


       (A)   DEFINITIONS.
       For purposes of this Section 2, paragraph (e)(v), the following definitions shall apply:

               (1)Total Facility--The collective sum of all Facility Components, which, when Total Facility Completion is achieved, provides Lessee with all of the physical elements of the facility required by this Amendment.

               (2)Conceptual Design--The drawings, plans, specifications, and other materials which represent a level of detail equivalent to approximately fifteen percent (15%) completion of the design necessary to construct or otherwise improve a Facility Component in a good workmanlike manner and shall include an estimated Actual Cost based on Exhibit H. The materials used to describe the Conceptual Design shall, at a minimum, identify and describe all major elements of the Facility Component.

               (3)Final Design--The contract documents, including drawings and specifications, which represent a level of detail equivalent to one hundred percent (100%) completion of the design necessary to construct or otherwise improve the Facility Component in a good workmanlike manner and which includes a cost estimate.

               (4)Change--Any modification requested in writing by Lessee to the scope or specifications of a Facility Component required by this Amendment (as amended, including supporting documents), which by mutual agreement or arbitration does affect the estimated Actual Cost at the time of the request and/or impacts the Actual Schedule as per subparagraph (G) below, for Facility Component Completion of the IY Facilities, Total Facility Completion, and/or Facility Component Completion of the Fourth Berth (if exercised by Lessee) as described under (G)(1) below.

               (5)Actual Schedule--Detailed current schedule for expected Facility Component Completion of all Facility Components. Such schedule shall be made available to both parties and shall include a critical path for each of the following items:
               Facility Component Completion of the IY Facilities, Total Facility Completion, and Facility Component Completion of the Fourth Berth (if exercised by Lessee).

               (6)Completion--For purposes of this paragraph (e)(v), the conclusion of any stage contemplated herein which is acceptable by either mutual agreement or by resolution pursuant to the arbitration procedure.

       (B)PERIOD UP TO COMPLETION OF CONCEPTUAL DESIGN.
               (1) Promptly after execution of this Amendment, the Port and Lessee shall each designate in writing Project Leaders to respond to issues arising herein. Each party shall also designate, in writing, Program Supervisors to oversee the Project Leaders.

               (2)All issues regarding the Conceptual Design shall be reviewed
               pursuant  to  the  following  documents  and  information,   in
               descending order of priority and importance:

                      (a) The Lease, as amended, including Exhibit H as amended.

                      (b)    Facility   Component  equivalence   to   existing
                      corresponding improvements at Terminal 5.

                      (c) Data and criteria developed and agreed to by the Port and Lessee during the period up to mutual approval of Conceptual Design.

               (3)The Port shall develop a Conceptual Design for the Total Facility in accordance with the provisions of (B)(2) above.

               (4)The Port's and Lessee's respective Project Leaders shall attempt to resolve any disagreement on Conceptual Design or on whether a proposed modification is a Change which arises during this period.

               (5)Disagreements which cannot be resolved by the Project Leaders shall be referred to the two Program Supervisors who shall attempt to resolve the issue in accordance with the provisions of (B)(2) above.

       (C)APPROVAL OF CONCEPTUAL DESIGN OF ANY FACILITY COMPONENT.

               (1)The proposed Conceptual Design shall be submitted to Lessee for its approval (provided, however, no such approval shall relieve the Port of its obligation to comply with all applicable laws, regulations, ordinances, and other similar requirements). Lessee shall review the proposed Conceptual Design solely on the basis of whether or not the proposed Conceptual Design is consistent with the documents and information as described in subparagraph (B)(2) above. Within four (4) Business Days after receipt, Lessee shall, in writing, either approve the proposed Conceptual Design in whole or in part with details in writing of any objections or reject the proposed Conceptual Design in whole or in part with written detailed explanation thereof. If all or part of the proposed Conceptual Design is rejected, the Port shall resubmit same after responding to said objection(s) which shall then be subject to the same procedure. If the parties cannot agree as to whether the proposed Conceptual Design conforms with the scope and intent of the improvements as contemplated by this Amendment or whether any such aspect constitutes a Change after resubmission of the proposed Conceptual Design, then either party may call for the dispute to be resolved in accordance with the following procedures:

                      (a) The parties' Project Leaders shall immediately begin good faith negotiations to resolve any disagreement regarding the acceptability of the proposed Conceptual Design. Such negotiations shall not exceed four (4) Business Days.

                      (b) If the parties' Project Leaders cannot resolve such disagreements after the expiration of the preceding period, the dispute shall be immediately referred to the parties' Program Supervisors, who shall thereafter attempt to resolve the dispute within five
                      (5) Business Days.

                      (c) If the parties' Program Supervisors cannot resolve the dispute after the expiration of the preceding five Business Day period above, then the dispute may be referred by either party for arbitration pursuant to Section 7, subparagraph 28(b) of this Amendment. All correspondence, materials, drawings, and cost information relating to the modification will be available to the arbitrator for his or her review. Lessee may direct the Port in writing to proceed in accordance with Lessee's instructions regardless of the pendency of any dispute and the Port shall so comply.

               (2)The Port shall be allowed to make revisions to the agreed Conceptual Design or the Final Design (and shall notify Lessee of any such revisions to the extent practicable) only if such proposed revisions:

                      (a)   allow  the Port to reduce Actual Cost or  time  by
                      implementing   more   efficient   building   components,
                      systems, and construction practices; and

                      (b) provide Facility Components which are functionally equivalent to the improvements as designed; and

                      (c) maintain the same quality level as specified in the applicable documents; and

                      (d) do not have an impact on the Actual Schedule completion dates and do not substantially increase the estimated Actual Costs.

               The Port may implement such revisions for a Facility Component prior to Facility Component Completion. Port-proposed revisions which do not meet the above criteria may only be undertaken after Lessee gives its written permission. Disputes which arise with respect to this matter shall be subject to the resolution procedures in this subparagraph C.

       (D)PERIOD AFTER COMPLETION OF CONCEPTUAL DESIGN UP TO FINAL DESIGN. Proposed modifications to the agreed-upon Conceptual Design, up to approval of the Final Design, shall be handled as follows:

               (1)A proposed modification will be reviewed by the Port Project Leader for impacts on labor, materials, equipment, cost, Actual Schedule, and other direct impacts. Such impacts on estimated Actual Cost and Actual Schedule shall be quantified by the
               Port.   The  Port  shall reply in writing to  Lessee's  Project
               Leader within four (4) Business Days from the date of receipt of the requested modification regarding the impacts on estimated Actual Cost and Actual Schedule and the Port's judgment as to whether or not the modification constitutes a Change.

               (2)Lessee's Project Leader shall respond within four (4) Business Days after receipt of the above-referenced written communication to the Port with a decision to proceed with, modify, or reject the proposed modification.

               (3)Lessee may direct the Port in writing to proceed with a proposed modification at any time and the Port shall do so; provided, however, if Lessee does not give such direction in writing at the time it initially proposes the modification to the Port, the period from the time such proposal is initially made until Lessee gives the Port notice to proceed in writing shall be included in the consideration of the impact on the Actual Schedule. The Port will isolate the cost and Actual
               Schedule impacts of such modification.

               (4)The parties' project Leaders shall immediately begin good faith negotiations to resolve any disagreements regarding estimated Actual Cost and Actual Schedule impacts and/or whether such modification constitutes a Change. Such negotiations shall not exceed four (4) Business Days.

               (5)If the parties' Project Leaders cannot resolve such disagreements after the expiration of the preceding period, the dispute shall be immediately referred to the parties' Program Supervisors, who shall thereafter attempt to resolve the dispute within five (5) additional Business Days.

               (6)If the parties' Project Supervisors cannot resolve the dispute after the expiration of the preceding five Business Day period above, then the dispute may be referred by either party for arbitration pursuant to the Section 7, subparagraph 28(b) of this Amendment. All correspondence, materials, drawings, and cost information relating to the modification will be available to the arbitrator for his or her review.

               (7)Lessee  may  direct  the  Port  in  writing  to  proceed  in
               accordance  with  Lessee's  instructions  regardless   of   the
               pendency of any dispute and the Port shall so comply.

       (E)APPROVAL OF FINAL DESIGN OF ANY FACILITY COMPONENT. The proposed Final Design of any Facility Component shall be submitted to Lessee for approval by Lessee (provided, however, no such approval shall relieve the Port of its obligation to comply with all applicable laws, regulations, ordinances, and other similar requirements). Lessee shall review the proposed Final Design on the basis of whether or not the proposed final design is consistent with the Conceptual Design, the documents and information specified in subparagraph B(2) above of this paragraph (e)(v), and other agreed to modifications or Changes made during the time leading up to submission of the Final Design for approval. Within ten (10) Business Days after receipt, Lessee shall, in writing, either approve the proposed Final Design in whole or in part with details in writing of any objections or reject the proposed Final Design in whole or in part with written detailed explanation thereof. If all or part of any proposed Final Design is rejected, the Port shall resubmit same after responding to said objection(s) which shall then be subject to the same procedure. If the parties cannot agree as to whether the proposed Final Design conforms with the scope and intent of the improvements as contemplated by this Amendment or whether any such aspect may constitute a Change (as asserted by either party) after resubmission of the proposed Final Design, then either party may call for the dispute to be resolved in accordance with the same procedures provided in subparagraph C above.

       (F)PERIOD AFTER FINAL DESIGN UP TO FACILITY COMPONENT COMPLETION OF ANY FACILITY COMPONENT.
       Proposed modifications by Lessee to the Final Design of any Facility Component as approved shall be handled as follows:

               (1)A proposed modification will be reviewed by the Port Project Leader for impacts on labor, materials, equipment, estimated Actual Cost, Actual Schedule, and other direct impacts. Such impacts on estimated Actual Cost and Actual Schedule shall be quantified by the Port. The Port shall reply to Lessee's Project Leader within four (4) Business Days from the date of receipt of the requested change regarding the impacts on estimated Actual Cost and Actual Schedule and the Port's judgment as to whether or not such modification constitutes a Change.

               (2)Lessee's Project Leader shall respond within four (4) Business Days to the Port with a decision to proceed with, modify, or reject the proposed modification.

               (3)Lessee may direct the Port in writing to proceed with a proposed modification at any time and the Port shall do so; provided, however, if Lessee does not give such direction in writing at the time it initially proposes the modification to the Port, the period from the time such proposal is initially made until Lessee gives the Port notice to proceed in writing shall be included in the consideration of the impact on the Actual Schedule. The Port will isolate the estimated cost and Actual Schedule impacts of such modification.

               (4)The parties' Project Leaders shall immediately begin good faith negotiations to resolve any disagreements regarding estimated Actual Cost and Actual Schedule impacts and/or whether such modification constitutes a Change. Such negotiations shall not exceed four (4) Business Days.

               (5)If the parties' Project Leaders cannot resolve such disagreements, the dispute shall be referred within two (2) Business Days after conclusion of the negotiations described in
               (4) above to the parties' Program Supervisors, who shall attempt to resolve such disagreements within three (3) Business Days,

               (6)If the parties' Program Supervisors cannot resolve the dispute after the expiration of the preceding three Business Day period above, then the dispute may be referred by either party for arbitration pursuant to Section 7, subparagraph 28(b) of this Amendment. All correspondence, materials, drawings, and cost information relating to the modification will be available to the arbitrator for his or her review.

               (7)Lessee  may  direct  the  Port  in  writing  to  proceed  in
               accordance  with  Lessee's  instructions  regardless   of   the
               pendency of any dispute and the Port shall so comply.

       (G)   SCHEDULE IMPACTS.
               (1)With respect to any modification or the cumulative effect of multiple modifications, the Port will quantify, using critical path analysis, any impact on the current Actual Schedule for inclusion in the submittals to Lessee required in this subparagraph (e)(v).

                      (a) If such impact does not extend the Actual Schedule beyond the Preferred Schedule, there will be no Change for purposes of schedule impacts.

                      (b) If such impact does extend the Actual Schedule and that extension (or portion thereof) goes beyond the Preferred Schedule, the modification will be deemed a Change based on the impact to the Actual Schedule and an equal extension of time (to the extent such extension goes beyond the Preferred Schedule) shall be applied to the Conservative Schedule for any or all of the following impacted items: Facility Component Completion of the IY Facilities; Total Facility
                      Completion; and Facility Component Completion of the Fourth Berth (if exercised by Lessee).

                      (c) If the Conservative Schedule has been extended under (1)((b)) above, and Lessee subsequently requests a Change which reduces the Actual Schedule for the IY Facilities, Total Facility Completion, and/or the Fourth Berth (if exercised by Lessee), an equal reduction of time shall be applied to the applicable Conservative Schedule dates; provided, however, in no event shall the Conservative Schedule dates be moved back to dates earlier than those given in Section 1.G.


               (2)With respect to all Changes that affect the Actual Schedule, the Port will use its good faith efforts to prevent or minimize delays and ensure that the Conservative Schedule for the IY Facilities, Total Facility Completion, and the Fourth Berth (if exercised by Lessee) will be met.

       (H)  PAYMENTS AS A RESULT OF A CHANGE; SAVINGS POOL.

               (1)  PAYMENTS.
                      (a) The estimated Actual Cost of a Change or series of Changes (whether a net increase or a net reduction) shall be determined based upon one of the following two applicable estimated Actual Costs: for the period prior to completion of Conceptual Design, the estimated Actual Cost of improvements consistent with Exhibit H at the time of execution of this Amendment (which is equal to the "Actual Cost Cap" specified in Part II of Exhibit F for Special Improvements); or, for the period following completion of Conceptual Design, the estimated Actual Cost of improvements consistent with the Conceptual Design as approved.

                      (b) If a Change for a Special Improvement results in a net increase in the Port's estimated Actual Cost for such Special Improvement, and the resultant estimated Actual Cost of the relevant Special Improvement is below the "Actual Cost Cap" specified on Part II of Exhibit F hereto, Lessee's rental payment obligation for such Change shall be based on Lessee's percentage share of the estimated Actual Cost of such Change specified as "Lessee's % Share" in Part II of Exhibit
                      F. To the extent that such estimated net increase for a Special Improvement Change exceeds the "Actual Cost Cap," Lessee shall pay 100% of such amount over the Actual Cost Cap as rent (amortized over 30 years at 9.25%).

                      (c) If a Change for a Facility Component which is not a Special Improvement results in a net increase in the Port's estimated Actual Cost, Lessee shall pay 100% of such amount which is attributable to such Change as rent (amortized over 30 years at 9.25%). Any Change which results in a net decrease in the Port's estimated Actual Cost for such Facility Component (which is not a Special Improvement) shall accrue to the Port's benefit.

               (2)  SAVINGS POOL.
               In the event Lessee chooses to make a Change which reduces the scope of work on any Special Improvement, and such Change results in a reduction of the estimated Actual Cost to complete said Special Improvement from the applicable estimated Actual Cost, the savings shall be multiplied by the "Port's % Share" specified in Part II of Exhibit F hereto. Such product shall be placed in a pool (the "Savings Pool"). Such Savings Pool may be used by Lessee in Lessee requested modifications or Changes which add to the estimated Actual Cost of any Special Improvement and the estimated Actual Cost for any such Special Improvement shall be reduced by the amount from the Savings Pool. Provided however, this shall not affect the Port's right to claim schedule impact if the Port believes such an impact will occur; and provided further, any amounts in the Savings Pool which have not been spent by the time of Total Facility Completion shall cease being available to Lessee. The parties agree that Savings Pool amounts which are created as a result of a deductive Change in the Gatehouse scope requested by Lessee shall be applied solely to the estimated Actual Costs of Changes for: an Intermodal Yard tower; CFS rail spur and associated turnout; CFS truck scale purchase and installation; a canopy at the Maintenance and Repair facility ("M & R); "genset" mounting area under the M & R canopy; steam cleaning area under the M & R canopy; the slab under the M & R canopy; an intermodal yard maintenance building; and increases in the estimated Actual Costs to the Gatehouse. Lessee-requested reductions in the scope of the M & R do not create a savings pool.

(e)(vi)     EXTENSION OF TIME FOR TOTAL FACILITY COMPLETION.

       (A)If the Port provides Lessee with a written notice as hereinafter provided, the Port shall be entitled to an extension to the Conservative Schedule for delay to the extent (i) there is a specific cause of delay which the Port can demonstrate will solely and directly delay Total Facility Completion or Facility Component Completion and such delay detrimentally affects the critical path of work; and (ii) such delay is one of the excusable causes set forth in subparagraph (vi)(B) below; and (iii) the Port demonstrates that it used its good faith efforts to prevent or minimize the actual delay, including without limitation performing other or additional work contemplated by this Amendment; and (iv) but for such cause of delay, Total Facility Completion or, Facility Component Completion, as applicable, would have occurred on time. The amount of any such extension shall be the number of days by which the Port can demonstrate that Total Facility Completion or Facility Component Completion, as appropriate will be delayed solely and directly by such cause of delay. The Port shall at all times have the burden of proving each of the matters required to be established for excusable delay; and in the event that it is not possible to determine whether or to what extent any delay is attributable to causes excused by the terms hereof, the Port shall not be entitled to any extension for performance and Lessee shall be entitled to recover liquidated damages for the entire period of delay.

       (B)The Port shall be entitled to an extension as provided in (vi)(A) above for any delay caused by Lessee (other than those caused by Lessee in exercising any of its rights or duties in accordance with this Amendment); by formal action of government prohibiting construction by war or preparation for war; by acts of God (other than ordinary storms or inclement weather conditions), earthquake, hurricanes, lightning, floods, or landslides or other acts of overwhelming force, explosions, fires, riots, insurrections, sabotage, blockages, embargoes or epidemics as are the result of causes reasonably beyond the Port's control, labor strikes or strife including lockouts. Notwithstanding anything to the contrary in this Lease, the Port shall not be entitled to excusable delay for (i) any cause of delay in existence as of the date of this Amendment; or (ii) for any delay to the extent caused by any environmental matter related to the Expansion Premises unless the Port demonstrates the delay caused by the environmental matter is caused by Lessee or other users of the Premises authorized by Lessee or, if timely exercised, the Option Premises.

       (C)The Port shall deliver to Lessee written notice of a cause of delay pursuant to this subsection (vi) as soon as practicable but no later than 14 calendar days after the date which the Port had knowledge or should have had knowledge of such cause of delay. Within 14 calendar days after such cause of delay shall have ended, the Port shall deliver to Lessee written notice of the actual or estimated time of delay resulting from such cause which specifies the cause of the delay and any detailed documentation as is then available justifying such extension. Any further documentation thereafter becoming available shall promptly be provided to Lessee. On the basis of the Port's documentation, Lessee and the Port shall confer and attempt to agree upon the number of days of any extension for performance and if the parties cannot agree, any such extension shall be determined pursuant to Section 7, paragraph 28(b).

       (D)No  extension  of time shall be granted pursuant to  this  paragraph
       (e)(vi) unless the Port shall have first delivered by fax or U.S. mail any written notices and other documentation within the time limitations set forth in this paragraph (e)(vi).

SECTION 3. Subparagraphs (h), (i), (j), (k), (l), and (m) are hereby added to paragraph 1 (LEASED PREMISES AND EQUIPMENT) of the Basic Lease, as amended:

       (h)OFF-PREMISES TEMPORARY CONTAINER YARD LEASEHOLD.
               (i)The Off-Premises Temporary Container Yard ("OPTCY") for empty containers will be provided at Terminal 105 in the stages described on Exhibit G beginning with the start of construction of the Expansion Premises. Lessee shall continue to pay rent for the Salmon Terminals Storage Area and Lockheed Storage Area (as now leased pursuant to those certain leases between APL and the Port dated July 2, 1990 and February 26, 1991, hereinafter collectively the "Rental Agreements") during the period construction takes place within the Salmon Terminals Storage Area. The Rental Agreement for the Salmon Terminals Storage Area shall terminate upon Facility Component Completion of that area and Basic Land and Improvements Rent shall commence from that time. Lessee shall continue to pay rent for the Lockheed Storage Area and shall continue to use both the OPTCY without any charge and up to ten (10) acres of usable space on the Lockheed Storage Area until Total Facility Completion (excluding Facility Component Completion of the Option Premises, unless Lessee's option is exercised pursuant to
               Section 3, subparagraphs (i)(i)(A) or (i)(i)(B) of this Amendment). Lessee at its discretion may choose to discontinue use of both the OPTCY and the Lockheed Storage Area prior to Total Facility Completion (as limited above), in which event the Rental Agreement for the Lockheed Storage Area shall terminate. Should Lessee at its discretion decide to exercise its option for the Option Premises at a later date than those specified in Section 3, subparagraphs (i)(i)(A) or (i)(i)(B) of this Amendment, the Port shall provide as many usable acres in the Option Premises as feasible during stage construction of the Option Premises (subject to any lease by the Port with interim tenants which is in accordance with Section 3, subparagraph (i)(ii) of this Amendment).

               (ii)The parties agree that Lessee need not relocate its off-premises temporary storage at the OPTCY back to the Premises until Total Facility Completion (excluding Facility Component Completion of the Option Premises, unless Lessee's option is exercised pursuant to Section 3, subparagraphs (i)(i)(A) or
               (i)(i)(B)  of  this Amendment), provided Lessee may  decide  to relocate, in its sole discretion, prior to Total Facility Completion (excluding Facility Component Completion of the Option Premises, unless Lessee's option is exercised pursuant to Section 3, subparagraphs (i)(i)(A) or (i)(i)(B) of this Amendment). After such time, Lessee shall pay at the then prevailing market rate should Lessee desire to continue to utilize the OPTCY. Any dispute arising out of this Section 3, subparagraphs (h)(i) and/or (h)(ii) shall be resolved by arbitration pursuant to Section 7, paragraph 28(b).

               (iii)A share of Lessee's operating costs for using the OPTCY shall be paid by the Port to Lessee on the basis of the number of Drayage Moves. The Port's share of this cost shall be equal to a payment for each Drayage Move made to Lessee equal to 50% of the average dray cost for a Port truck and driver making at least two moves between the Premises and the OPTCY per hour. The Port's payments shall not exceed the cost for 10,000 Drayage Moves in a single year, or prorated at this rate for periods less than one year. Any such payments made pursuant to this subparagraph (iii) shall be made on a monthly basis with such supporting documentation as Lessee or the Port shall reasonably request and shall commence upon Lessee's startup of operations at the OPTCY.

               (iv)The parties hereto agree that the Port's Terminal 105 tenant, Crowley Marine Services ("CMS") shall have the right of limited access to , and use of S.W. Idaho Street between West Marginal Way S.W. and the Duwamish Waterway for moving crawler cranes and lift trucks between the CMS equipment maintenance shop and the CMS apron area. Lessee shall be provided with reasonable prior written notice of the date and time of each move, and each move shall be scheduled to first accommodate Lessee's use of S.W. Idaho Street. The parties hereto estimate CMS activity of S.W. Idaho Street will consist of approximately five (5) round trips per year with crawler cranes, and two (2) round trips per month with lift trucks.

       (i)OPTIONS TO EXPAND.
       Lessee shall have the following options to expand the Premises to include the Option Premises (or "OP") at Lessee's sole discretion, subject to the following conditions stated below:

               (i)OPTIONS: Lessee shall have the following two options related to the Option Premises which shall be exercisable by Lessee for the period from the effective date of this Amendment and shall continue for a ten year period following Total Facility Completion but in no event later than December 31, 2009:

                      (A) OPTION PREMISES EXCLUSIVE OF THE FOURTH BERTH. Lessee shall have an option to include the Option Premises (exclusive of the Fourth Berth) in the initial expansion. Upon issuance of written notice by Lessee on or before June 1, 1995, then the OP, (exclusive of the Fourth Berth) shall be included in the schedule for Total Facility Completion within the Conservative Schedule. Should Lessee exercise this option, Lessee shall subsequently have, at any time during the Option Period, the option to require the Port to construct the Fourth Berth upon issuance of written notice to that effect.

                      (B) OPTION PREMISES INCLUSIVE OF THE FOURTH BERTH. Lessee shall have an option to include the Option Premises (inclusive of the Fourth Berth) in the initial expansion. Upon issuance of written notice by Lessee on or before March 1, 1995, then the OP (inclusive of the Fourth Berth) shall be included in the schedule for Total Facility Completion within the Conservative Schedule.

               (ii)CONDITIONS:

                      (A)Should the Option Premises be developed, and added to the Premises, the Lease rental rate will be the same as the then prevailing Basic Land and Improvements Rent for the Expansion Premises, as shown in Part I of Exhibit F, through the end of the Lease term. The Port reserves approximately 1.5 acres of land abutting the north side of the Option Premises, as shown on Exhibit A-6, to be used for access and support of the piers extending north from the shoreline. If the Port decides not to utilize the piers by completion of Final Design for the Option Premises (exclusive of the Fourth Berth), the Port shall notify Lessee of the availability of the 1.5 acres and shall include it as part of the Option Premises.

                      (B)Lessee's options are subject to any lease with an interim tenant(s). Until Lessee exercises either of its options for the OP, the Port retains the sole right to determine when to develop the Option Premises and to choose interim tenants (at whatever level of development). Any lease with an interim tenant(s) shall not be of a length in excess of 3 years (inclusive of any options to renew), unless a longer term is mutually agreed to by the Port and Lessee in writing and shall not deprive Lessee of its ten (10) acres of the Lockheed Storage Area prior to Total Facility Completion as per Section 3, subparagraph (h) of this Amendment. Lessee's option to exercise its rights with respect to the OP shall be subject to the following provisions:

                              (1) In the event that the Option Premises have not been developed to the standards of the improved Salmon Terminals Storage Area, with the Fourth Berth in place, and an interim tenant is leasing the Option Premises, the Port shall have no more than 36 months beyond the expiration of any lease of any interim tenant (plus any additional time solely and directly related to obtaining necessary land use and environmental permits which the Port undertakes to obtain as expeditiously as possible) to develop the area as required for Lessee's operation. (The 36-plus months will be reduced to the extent that the remaining period on an interim tenant's lease can be used to begin the development process).

                              (2) In the event that the Option Premises are not under lease to an interim tenant at the time of Lessee exercising its option, the Port shall have no more than 36 months (plus any additional time required for obtaining necessary land use and environmental permits) to develop the area for Lessee's use as contemplated in Exhibit H.

                      (C)  OTHER CONDITIONS
                              (1) Should the Port lease the Option Premises to an interim non-container terminal tenant(s), and choose not to fully develop the area to the standards of the improved Salmon Terminals Storage Area, the Port will provide (and Lessee will cooperate in providing) the interim tenant with access to the Option Premises along the north boundary, which may require vehicle right-of-way and movement across the Intermodal Yard tail track and other connected areas as needed for workable interim tenant(s) access. To the degree feasible, this access will also serve as the means of access for construction equipment in the event of development of the Option Premises at any future date.

                              (2) During any interim period prior to Lessee taking over the Option Premises, but subsequent to the Port developing the Option Premises to the standards of the improved Salmon Terminals Storage Area, Lessee will cooperate in providing for joint gate facilities and common access to the Option Premises off the Overpass and for joint use of the Intermodal Yard by any independent container operator tenant using the Option Premises, unless mutually agreed otherwise. Lessee will provide gate receival/delivery and on-dock rail operational services on a contract basis (at then prevailing market rates) to any independent container operator on interim lease on the Option Premises utilizing Lessee's gate/entry and the Intermodal Yard. Any interim container terminal tenants will berth their vessels at the Fourth Berth and will be allowed secondary use of the berth and container cranes south of the Fourth Berth when available. The Port shall have the right to charge such interim tenants the Port's tariff rate for use of the cranes and for all other charges connected to the secondary use of said berth, provided however, with respect to container cranes owned by the Port, Lessee shall be entitled to charge the secondary user Lessee's then current tariff relating to maintenance and fuel not to exceed the Port's tariff for those items. With respect to any container cranes owned by Lessee (or any Affiliate of Lessee), Lessee shall be entitled to charge and collect for Lessee's own account, any and all fees relating to use of such container cranes including without limitation fees for such container crane's use, fuel, and maintenance not to exceed the Port's tariff for all such items.

       (j)NOTIFICATION, RIGHT OF FIRST REFUSAL AND OPTION REGARDING CONTIGUOUS PROPERTIES.

               (i)  RIGHT OF FIRST REFUSAL.
               The Port agrees to notify Lessee in writing 60 calendar days in advance of the Port's intention to lease to a tenant(s) identified in such notice any Contiguous Property. Lessee thereafter has 90 calendar days to notify the Port in writing of its intention to exercise Lessee's right of first refusal to lease such Contiguous Property and 90 additional calendar days to execute a lease amendment on the same terms and conditions of this Lease with the Port providing for rent at the then current Basic Land and Improvements Rent to commence once the subject property has been developed to the standards of the improved Salmon Terminals Storage Area. If Lessee fails to so notify the Port, the Port may then lease any such Contiguous Properties to any party it chooses. Should the Port ultimately lease any such Contiguous Properties wherein Lessee fails to exercise its right of first refusal, and should any such lease expire, then Lessee's right of first refusal shall continue to be effective as to such Contiguous Properties.

               (ii)  CHARACTERIZATION OF OPTION PREMISES.
               Following the expiration of Lessee's option for the Option Premises pursuant to Section 3, subparagraph (i) of this Amendment, the area now encompassed by the Option Premises, regardless of its stage of development, will be considered Contiguous Property subject to Lessee's rights. If a fill area is selected as a development alternative, any such area shall be considered Contiguous Property (provided Lessee has leased or given notice to lease the area of the Option Premises).


               (iii)  LESSEE OPTION FOR CONTIGUOUS PROPERTIES.
               Lessee shall have the option to lease any Contiguous Properties upon written notice to the Port to that effect, for such Contiguous Properties which are not under lease pursuant to subparagraph (j)(i) above. The Port shall promptly develop any such Contiguous Property to the standards of the improved Salmon Terminals Storage Area, after which Lessee shall begin paying the then current Basic Land and Improvements Rent relating to said Contiguous Property.

               (iv)  CEM PROPERTY.
                      (A) The CEM Property is part of the Contiguous Properties. The CEM Property which is available for development as Contiguous Property will be the area remaining after property area is deleted or has been designated for the following purposes:

                              (1) a strip of land to be developed as a "buffer" zone between nearby properties and the Premises, pursuant to state and/or local laws, ordinances, regulations, or permits; and

                              (2) property transferred to or otherwise made available for use by industries and companies directly affected by the development of the Expansion Premises.

                      (B) The parties acknowledge that development of the CEM Property to the standards of the improved Salmon Terminals Storage Area may not be technically or economically reasonable. If, however, Lessee exercises any of its Contiguous Property rights with respect to leasing the CEM Property, then the Port agrees to develop such property to a standard capable of sustaining the weight of any loaded container (as presently known in the industry as of the effective date of this Agreement) on a chassis, or three stacked empty containers (of any size), whichever is greater. Lessee shall pay rent for the CEM Property developed to such standard at 85% of the then current Basic Land and Improvements Rent. Provided, however, if Lessee and the Port agree to rental terms for the CEM Property which makes development economically feasible, the Port shall develop the CEM Property to normal container yard standards at Lessee's request. In any event, if the Port chooses to develop to full container yard standards, Lessee shall pay rent for the CEM Property at the then current Basic Lands and Improvements Rent for those portions so developed.

       (k)LIQUIDATED DAMAGES AND PORT GUARANTEE REGARDING EXPANSION
       PREMISES.
               (i)  GENERAL.
               The parties acknowledge Lessee and its Affiliates have a need for timely completion on or prior to expiration of the Conservative Schedule of (i) Facility Component Completion of the IY Facilities; and (ii) Total Facility Completion (exclusive of the Fourth Berth) of the Expansion Premises; and
               (iii) Facility Component Completion of the Fourth Berth (if Lessee's option is timely exercised), (i.e., time is of the essence). Lessee (and APL) require the ability to shift to Seattle intermodal cargo which is presently loaded and unloaded in other West Coast ports and bound for or arriving from other locations in the United States. Failure to complete IY
               Facilities, Expansion Premises or the Fourth Berth, as applicable, within the Conservative Schedule required by this Amendment shall cause adverse financial impacts to Lessee (and
               APL). These impacts are very difficult, at this time, to ascertain and quantify as actual damages. The parties therefore agree to provide for liquidated damages in the following manner and subject to the following conditions and the parties have further agreed that the calculations and assumptions for liquidated damages are fair and reasonable as of the date of this Amendment. Any such payments shall be made to Lessee by the Port on a monthly basis. Lessee agrees that, during the period when liquidated damages can be assessed, assessment of liquidated damages shall be Lessee's sole remedy.

               (ii)IY FACILITIES.
                      (A)  IYF LIQUIDATED DAMAGES.
                      The Port agrees to pay as liquidated damages Fifteen Thousand Two Hundred Forty Dollars ($15,240) per day for each full day beyond the Conservative Schedule wherein Facility Component Completion of the IY Facilities has not occurred ("IYF Liquidated Damages")

                      (B)  IYF LIQUIDATED DAMAGES ADJUSTMENT
                      Provided however, with respect to IYF Liquidated Damages only, an adjustment shall be made so that Lessee shall be obligated to repay to the Port or the Port shall be required to pay Lessee an additional amount (as applicable), based on the following formula: the number of rail intermodal containers owned or leased by APL or its Affiliates which are handled by Lessee at the Premises for the one year period prior to Facility Component Completion of the IY Facilities, subtracted from the number of rail intermodal containers owned or leased by APL or its Affiliates handled by Lessee at the Premises for the one year period beginning ninety days after Facility Component Completion of the IY Facilities, shall be calculated and referred to as the "Actual Intermodal Rail Volume Shifted" for purposes of this calculation of the adjustment to IYF Liquidated Damages.

                              (1) Should the Actual Intermodal Rail Volume Shifted be less than 75,000 containers (i.e. said 75,000 containers is an assumed Container Shift volume the parties agree is reasonable for the calculation of IYF Liquidated Damages above as of the date of this Amendment), then Lessee shall owe the Port a sum to be determined as follows: the Actual Intermodal Rail Volume Shifted shall first be subtracted from 75,000. The difference shall be multiplied by $48 (i.e. said $48 is an assumed amount per Intermodal Lift that the parties agree is reasonable for the calculation of IYF Liquidated Damages above as of the date of this Amendment). The product shall be divided by 365 days and then multiplied by the number of days which were subject to IYF Liquidated Damages. The final amount as calculated herein shall be the amount Lessee shall be required to pay to the Port.

                              (2) Should the Actual Intermodal Rail Volume Shifted be greater than 75,000 then the Port shall owe Lessee a sum to be determined as follows: 75,000 shall be subtracted from the lesser of (i) the Actual Intermodal Rail Volume Shifted, or (ii) One Hundred Thousand (100,000). The difference shall be multiplied by $48 . The product shall be divided by 365 days and then multiplied by the number of days which were subject to IYF Liquidated Damages. The final amount as calculated herein shall be the amount the Port shall be required to pay to the Lessee.

                      (C)   TFC LIQUIDATED DAMAGES.
                      The Port agrees to pay as liquidated damages One Thousand Five Hundred Dollars ($1,500) per day for each full day beyond the Conservative Schedule wherein Total Facility Completion of the Expansion Premises (exclusive of the Fourth Berth) has not occurred ("TFC
                      Liquidated Damages"). This is intended to cover Lessee's assumed damages resulting from increased costs relating to operating the Premises without the promised space and/or facilities and covers assumed expenses such as increased drayage costs, additional labor and equipment which the parties agree are reasonable as of the date hereof.

               (iii) DURATION OF IYF LIQUIDATED DAMAGES AND/OR TFC LIQUIDATED DAMAGES; OTHER REMEDIES.

                      (A)  DURATION OF LIQUIDATED DAMAGES.
                      Once (i) Facility Component Completion of the IY Facilities occurs; or (ii) Total Facility Completion
                      (exclusive  of  the  Fourth  Berth)  of  the   Expansion
                      Premises occurs, the assessment of IYF Liquidated Damages or TFC Liquidated Damages, as applicable, shall cease. Provided however, notwithstanding the foregoing, each of these two types of liquidated damages shall cease to accrue thirty-six (36) months after each of them first becomes due and payable.

                      (B)   RIGHTS  AFTER  EXPIRATION  OF  LIQUIDATED  DAMAGES
                      PERIOD.
                      Upon the expiration of either 36 month period for liquidated damages, should either Total Facility Completion (exclusive of the Fourth Berth) of the
                      Expansion Premises not have occurred or Facility Component Completion of the IY Facilities not have occurred, as applicable, Lessee shall be entitled, at its sole discretion, to the following rights in addition to such other rights granted by subparagraph
                      (k)(iii): (i) to stay at the Original Premises and accept the portion of the Expansion Premises which can be made available (subject to the applicable terms of this Amendment at the appropriate pro rated amount) provided however the Port shall continue to exercise good faith efforts to achieve Total Facility Completion (exclusive of the Fourth Berth) as quickly as possible; or (ii) to refuse acceptance of the Expansion Premises, terminate this Amendment, revert to the Basic Lease as amended prior to this Amendment (including without limitation, the provision of the Basic Lease relating to the original term of the Basic Lease) and return to the Port any part of the Expansion Premises being used, provided however, notwithstanding the foregoing, to the extent facilities on the Original Premises have been demolished or are otherwise not Beneficially Usable, Lessee shall be entitled to maintain possession of the equivalent portion of the Expansion Premises, on the same terms and conditions contained in the Basic Lease (including, without limitation, rental amounts) or any applicable amendment to the Basic Lease which was entered into prior to the date of this Amendment.

                      (C) RIGHT TO SUBLEASE AFTER EXPIRATION OF LIQUIDATED DAMAGES PERIOD.
                      Lessee shall also be entitled to sublease to one or more prospective tenants (except for any such prospective tenants which may be otherwise lawfully restricted by public or Port Commission resolutions and such resolutions are for general application to all
                      Port properties and are not proposed solely for application to the Premises), all or a portion of the Original Premises and those portions of the Expansion Premises which are made available to Lessee because the Original Premises is not Beneficially Usable (pursuant to subparagraph (k)(iii)(B)(ii) of this Section 3 above), without the prior written consent of the Port after the expiration of either 36 month period for liquidated damages specified in subparagraph
                      (k)(iii)(A) of this Section 3. Provided however, any such sublease terms shall be consistent with the terms of the Basic Lease as amended, and the per acre rent on said sublease shall not be less than the then current weighted average Basic Land and Improvements Rent per acre (for the Expansion Premises) and rent per acre for the Original Premises. Weighted average shall mean the total acres constituting the Original Premises multiplied by the then current rent per acre plus the total acres constituting the Expansion Premises made available to Lessee pursuant to subparagraph
                      (k)(iii)(B)(ii) of this Section 3 above, multiplied by the then current Basic Land and Improvements Rent (specified in Part I of Exhibit F), divided by total acres constituting the Premises. And further provided, Lessee's right to sublease without the Port's consent is subject to the following provisions:

                              (1) At any time following the event described in subparagraph (k)(iii)(C) above, Lessee may provide the Port with written notice of its intent to relocate its operations from the Port. Such notice shall identify the date by which the Premises will be vacated, which shall be no earlier than 12 months and no later than 36 months from the delivery of said notice.

                              (2) If Lessee successfully negotiates the terms of a sublease with any proposed subtenant, Lessee shall provide the Port with the terms and conditions of such sublease at which time the Port shall have 30 calendar days after which the Port shall:

                                     (a)  Accept  the  proposed  party  as   a
                                     direct   lessee  under  the   terms   and
                                     conditions  presented and terminate  such
                                     portion  of  Lessee's  Basic  Lease,   as
                                     amended,  as relates to any such sublease
                                     presented,    with   no   liability    or
                                     obligations by Lessee to the Port for such portion of the Premises beyond that which has accrued on or before the date of termination; or

                                     (b)  Reject the terms of the sublease  as
                                     presented  by  Lessee and terminate  such
                                     portion   of  Lessee's  Lease  obligation
                                     relating  to any such sublease,  with  no
                                     liability  or  obligations by  Lessee  to
                                     the Port with respect to that portion  of
                                     the   Premises  beyond  that  which   has
                                     accrued   on  or  before  the   date   of
                                     termination; or

                                     (c)  If  neither  (a)  or  (b)  above  is
                                     timely   exercised  by  the   Port,   the
                                     sublease   shall   automatically   become
                                     effective.

                              (3) After Lessee issues its notice of intent to relocate pursuant to subparagraph (k)(iii)(C)(1) of this Section 3 above, upon at least six (6) months written notice, the Port may advise Lessee that it shall terminate the Basic Lease, as amended, effective concurrently with Lessee's vacation of the Premises (and subject to any sublease), after which there shall be no further liability or obligations accruing to Lessee for such termination.

                              (4) In the event the Port elects not to terminate the Basic Lease as amended pursuant to
                              (ii) above, nothing shall prevent the Port from entering into a direct lease with its own tenant for the Premises ("Direct Lease"), after which it must give Lessee notice of the commencement date of the Direct Lease at least 6 months prior to Lessee's vacation of the Premises or 6 months prior to the expiration of any sublease then currently in place. Should Lessee no longer occupy the Premises and no sublease for the Premises is in place at the time the Port enters into a Direct Lease, the Direct Lease may commence upon notice to Lessee. Should Lessee occupy the Premises but have less than six months of occupancy left at the time the Port enters into the Direct Lease, the required notice of the commencement date of the Direct Lease shall be the remaining period of Lessee's occupancy. Should a sublease on the Premises be currently in place but less than six months remain prior to expiration of the term at the time the Port enters into the Direct Lease, the required notice of the commencement date of the Direct Lease shall be the remaining term of the sublease. The commencement date shall not be prior to Lessee's vacation of the Premises or the expiration of any sublease then currently in place without the written consent of Lessee. The Basic Lease shall terminate for the portion of the Premises which is subject to a Direct Lease on the day prior to the commencement date of any such Direct Lease.

                              (5) Should any sublease expire, Lessee's right to sublease under the terms above shall remain in place for any remaining term of the Basic Lease as Amended.

               (iv) THE FOURTH BERTH.
               If the Port fails to achieve Facility Component Completion of the Fourth Berth by November 13, 1999 (provided Lessee has exercised its option pursuant to subparagraph (i)(i)(B) of this
               Section 3 above), the Port shall pay liquidated damages to Lessee of Five Hundred Dollars ($500) per day, which the parties agree reasonably represents a portion of Lessee's estimated damages for the unavailability of the Fourth Berth, for a period of two (2) years from such date. The Port shall make good faith efforts to pursue Facility Component Completion of the Fourth Berth during the period when liquidated damages are being assessed. After the expiration of said two year period, should Facility Component Completion of the Fourth Berth not be achieved, Lessee shall be entitled to a reduction in the Basic Land and Improvements Rent for the Option Premises in a mutually agreed amount until Facility Component Completion of the Fourth Berth. If the parties cannot agree on such rental reduction within sixty (60) calendar days after expiration of the two year period, either party may submit the amount of reduction Lessee is entitled to for arbitration pursuant to Section 7, subparagraph 28(b) of this Amendment.

       (l)EQUIPMENT TRAINING.
       The Port will participate with Lessee for the training of ILWU personnel in the use of equipment which may be introduced in the future for container handling on the Premises and is not in general use at the Port, providing the Pacific Maritime Association (PMA) will not perform such training. In such event, the Port's participation would include the Port's cost to provide training equipment (including maintenance), training aids (excepting the cost of trainers and the direct payroll costs of personnel being trained) and input into the management of the program as deemed necessary.

       (m)  RAIL ACCESS AND RELATED ISSUES.
       The parties recognize Lessee and its Affiliates are engaged in a highly service oriented, intermodal transportation enterprise, and as such require the Port to maintain or cause to be maintained certain standards, conditions and assets, as described below, which are essential for the successful operation of the Intermodal Yard in particular, and the Expansion Premises in general.

               (i)  CONTINUOUS RAIL ACCESS.
               Lessee (and its Affiliates) have a need for continuous rail access by more than one rail carrier to the Premises during the term of this Lease and any extensions thereto. Burlington Northern Railroad ("BN") currently holds the rights for rail access to the Premises. The Port therefore undertakes to have arranged, effective upon the date of this Amendment, access for the Union Pacific Railroad to the Premises for the term of this Lease (and any extensions thereto) by way of the existing Rail Bridge at rates that are normal and customary within the industry. The agreement for such access is attached as Exhibit
               I. The Port further undertakes to maintain UP rail access during the term of this Lease (and any extensions thereto). The Port and Lessee agree to work cooperatively to permit similar access to the Premises by other railroad carriers. The Port agrees to work cooperatively with the BN to attempt to ensure that any access charges negotiated between the BN and other rail carriers shall not exceed levels that are normal and customary within the industry. APL shall use good faith efforts to assist the Port to effect this railroad access arrangement pursuant to the terms of this subparagraph.



               (ii)  RAIL BRIDGE REINFORCEMENT.
               The Port shall cause the BN to reinforce and modify the existing Rail Bridge in accordance with Exhibit H and Exhibit
               I. In the event BN fails to perform this obligation, the Port shall pay for the costs of such reinforcement and modification and shall complete same as part of Total Facility Completion prior to the expiration of the Conservative Schedule for Total Facility Completion. The Port further undertakes to arrange for the maintenance and repair of the Rail Bridge as modified, at no cost to Lessee, during the term of this Lease and any extensions thereto to the standards described in Exhibit I attached hereto. The Port shall make good faith efforts to evaluate the feasibility of construction of a relocated replacement for the Rail Bridge over the Duwamish Waterway serving the West Seattle area.

               (iii)  DOUBLE TRACK.
               To facilitate adequate access and switching to the Premises, the Port shall design and construct or cause to be designed and constructed the Double Track consistent with Exhibit H and the requirements of the BN in coordination with the Union Pacific Railroad at no direct cost to Lessee and the Port shall either keep the Double Track in good order and repair or cause same to be maintained and repaired during the term of this Lease and any extensions thereof in accordance with Exhibit I.

               (iv)  SWITCHING.
               As the switching of railcars from and to the Intermodal Yard is critical to Lessee in its ability to provide a high level of service to its customers, the Port shall ensure adequate switching service is provided to the Premises during the term of the Agreement and any extensions thereto in accordance with
               Exhibit I hereto. The Port undertakes that charges for such switching services shall not exceed levels that are normal and customary within the industry.

               (v)   RAIL ACCESS CHARGE.

                      A.  ACCESS CHARGE:
                      UP  access  to  the Tracks (as that term is  defined  in
                      Section B of Exhibit I hereto), will be based on an access charge of $20.50 per container, to or from the IY Facilities, loaded or empty, assessed by BN to UP (the "Access Charge") pursuant to an access agreement between the UP and BN which is appended as Exhibit I-6 to Exhibit I (the "Access Agreement"). The Access Charge will be divided into two portions: Maintenance and Operations Fee ("MOF") and Terminal Entrance Fee ("TEF"). The MOF shall be set initially at $4.25 per container and the TEF shall be initially set at $16.25 per container. Both the MOF and the TEF shall be adjusted annually thereafter as per the indexing procedures described in Exhibit I-7 which is appended to Exhibit I of this Lease. BN shall inform the Port when any adjustment of the level of TEF and/or MOF is made and the Port shall promptly inform Lessee in writing thereafter. The Port and Lessee understand and agree that the UP is willing to be ultimately responsible for only a portion of this Access Charge. Therefore, subject to Subsection B below, the Port shall pay Lessee, on a monthly basis, an amount equal to the then current TEF less $16.25 plus $2.625 for every container subject to this Access Charge.

                      B. UP's share of the TEF shall ultimately be decreased by $6 for each container subject to the Access Charge on an APL Controlled Train carried by the UP once a volume of seventy-five thousand five hundred (75,500) of such containers has been achieved. The Port and Lessee agree to share the $6.00 per container reduction equally and, in addition to the amounts in subsection A above, the Port will pay its $3.00 share to the Lessee for each such container. Payments shall be made on a monthly basis.

                      C.  REDUCTIONS BY RAILROADS.
                              (1)  UNION PACIFIC REDUCTIONS.
                                     (a)If  UP  provides to Lessee a reduction
                                     up  to  $2.625 per container (applied  to
                                     all  containers  subject  to  the  Access
                                     Charge  brought to or from  the  Premises
                                     on   UP  trains), Lessee shall keep  such
                                     reduction.   If  the  reduction   exceeds
                                     $2.625  per container, then Lessee  shall
                                     pass  on such excess reduction amount  up
                                     to  a  total of an additional $2.625  per
                                     container   to  the  Port.    Any   other
                                     additional reduction amounts beyond this point shall be kept by Lessee.

                                     (b)If  UP  provides to Lessee a reduction
                                     up  to  an additional $3.00 per container
                                     (applied  to  all containers  subject  to
                                     the  Access Charge brought to or from the
                                     Premises   on   APL   Controlled   Trains
                                     carried  by  UP) after the  volume  level
                                     described   in  Section  3,  subparagraph
                                     (m)(v)(B)  above  ("Volume  Break")   has
                                     been  surpassed, Lessee shall  keep  such
                                     reduction.  If such additional  reduction
                                     exceeds  $3.00  per container  after  the
                                     Volume  Break, then Lessee shall pass  on
                                     such  excess  reduction amount  up  to  a
                                     total   of   an  additional   $3.00   per
                                     container  to  the Port.   All  reduction
                                     amounts after the Volume Break beyond this point shall be kept by Lessee.

                              (2)  BURLINGTON NORTHERN REDUCTIONS.
                                     (a)     If  BN  provides to  the  Port  a
                                     reduction  up  to  $2.625  plus  the  TEF
                                     escalation  amount (equal  to  TEF  minus
                                     $16.25)  per  container (applied  to  all
                                     containers  subject to the Access  Charge
                                     brought  to  or from the Premises  on  UP
                                     trains),  then the Port shall  keep  such
                                     reduction.   If  the  reduction   exceeds
                                     $2.625   per  container  plus   the   TEF
                                     escalation  amount, then the  Port  shall
                                     pass  on such excess reduction amount  to
                                     Lessee  up  to  a total of an  additional
                                     $2.625   per   container.    Any    other
                                     additional reduction amounts beyond this point shall be kept by the Port.

                                     (b)     If  BN  provides to  the  Port  a
                                     reduction  up to an additional $3.00  per
                                     container   (applied  to  all  containers
                                     subject  to the Access Charge brought  to
                                     or  from  the Premises on APL  Controlled
                                     Trains  carried by UP) after  the  Volume
                                     Break  has been achieved, then  the  Port
                                     shall   keep  such  reduction.   If   the
                                     additional  reduction exceeds  $3.00  per
                                     container  after the Volume  Break,  then
                                     the   Port  shall  pass  on  such  excess
                                     reduction  amount up to  a  total  of  an
                                     additional  $3.00  per container  to  the
                                     Lessee.   Any other additional  reduction
                                     amounts after the Volume Break beyond this point shall be kept by the Port.

               (vi)  RAIL SERVICE STANDARDS LIQUIDATED DAMAGES.
               Lessee shall be entitled to collect, directly from the Port, the liquidated damages described hereinafter, for failures relating to the Rail Services Standards (as that term is described in Exhibit I). To the extent that any such failures relating to the Rail Services Standards are subsequently determined pursuant to Exhibit I, to have been caused in whole or in part by Lessee, then Lessee shall be required to return the proportionate amount of the Rail Services Liquidated Damages described hereinafter.

                      (A) For purposes of this Lease only, measurement of the required performance shall be for a measurement period which will encompass the previous fourteen (14) consecutive calendar days measured from the end of each Friday and will be calculated on the basis of the total activities under Rail Services Standards requirements over each such 14 day period.

                      (B) The parties agree that in the event that the Rail Services Standards as measured in subparagraph (A) above (i) falls below eighty-five percent (85%) on any Friday; and (ii) the previous Friday performance has fallen below ninety-five percent (95%), then the Port shall pay to Lessee the TEF for every container subject to the TEF for the prior seven days.

                      (C) In addition to the liquidated damages contained in subparagraph (B) above, Lessee shall be entitled to an amount equal to the Port's share of the Facility Charge for each week that the liquidated damages contemplated in subparagraph (B) above are due, and Lessee shall be entitled to withhold the Port's share of the Facility Charge in satisfaction of this payment.

                      (D)    The   85%   performance   level   referenced   in
                      subparagraph (B) above shall be raised to ninety percent (90%) five (5) years after the commencement of operations of the Intermodal Loading Yard.

                      (E) The parties agree to discuss possible modifications to the application of required performance levels and/or the monetary consequences described above when requested by either party.


               (vii) PROHIBITION ON AMENDMENT OR ASSIGNMENT OF EXHIBIT I AND LESSEE'S AGREEMENT TO BE BOUND.
               The Port shall not amend, modify, or permit any assignment of its rights or the BN's rights of Exhibit I without the prior written consent of Lessee. Provided, however, this subsection shall not apply to Section 3, subparagraph (m)(v)(C) above. Lessee acknowledges and agrees to be bound by the terms of Sections A(2), C, D, E(1), F, G, H, I(2), J, K, L, N and O of
               Exhibit I (and any related exhibits thereto).


SECTION 4. A new subparagraph (e) is hereby added to paragraph 2 (TERM) of the Lease:
       (e) Notwithstanding anything herein to the contrary, upon the occurrence of Total Facility Completion of the Expansion Premises, the Lease Term shall be extended so that it shall be 30 years from the date of Total Facility Completion of the Expansion Premises (exclusive of completion of the Fourth Berth, whether Lessee has exercised its option with respect to the Fourth Berth or not). Such 30-year extension shall apply coterminously to the Original Premises and the Expansion Premises so that the term for both shall run concurrently and expire on the same date.

SECTION  5.   The following language shall be added to the end of subparagraph
(d) of paragraph 3 of the Basic Lease:

       "Lessee shall also give to the Port on a monthly basis (or if not available monthly, at other reasonable intervals) such other additional information in a form reasonably acceptable to the Port related to Lessee's activities at the Intermodal Loading Yard (including but not limited to rail volumes) which enables the Port to verify the accuracy of the related obligations imposed on or by the parties under the terms of this Lease. The Port has the right to conduct an audit of such data and Lessee shall cooperate and make available to the Port all reasonable information to assist the Port in such audit."

SECTION 6. A new subparagraph (i) is added to paragraph 3 (RENT) of the Lease. Lessee shall pay such rents and charges described herein on a monthly basis at the Port's address in advance on or before the first day of each month, in the amounts set forth in Exhibit C to the Fifth Amendment (Rev. 1-3-
92) and in Exhibit F, Part I of this Amendment:

       (i)  RENT UNDER SIXTH AMENDMENT
               (a)  ORIGINAL PREMISES.
               Unless otherwise modified specifically herein, the rent and amortizations for the Original Premises as described in the Basic Lease through the Fifth Amendment shall continue as described therein. The Original Land and Improvements Rent shown in Section 3(a) of the Basic Lease, shall be increased by 34.61%, effective January 1, 2016, and be increased by 34.61 % every 60 months thereafter for the remainder of the term of this Lease.

               (b)  EXPANSION PREMISES.
               Lessee shall pay the following items pursuant to the terms of this Sixth Amendment:

                      (1) Basic Land and Improvements Rent for the Expansion Premises (per Exhibit F, Part I);

                      (2)  Special Improvements Rent;

                      (3)  IY Crane rental (per Section 2, (e)(iii)(A));

                      (4) Rent on new container cranes purchased by the Port (per Section 2, (e)(iii)(B)(1));

                      (5)  Costs for raising container cranes (per Section  2,
                      (e)(iii)(B)(2));

                      (6) IY Lift Fee for third parties collected by Lessee (per Section 5, (i) (d);

                      (7) Rent for Off-Premises Temporary Container Yard Area(per Section 3,(f)).

               Basic Land and Improvements Rent for the Expansion Premises shall increase by 34.61% every five years with the first increase occurring January 1, 1998.

               (c)IY FACILITY CHARGE
                      (1) GENERAL.
                      Lessee and the Port have agreed that the IY Facility Charge will be assessed by Lessee and shall be as described hereinafter. Lessee and the Port will share equally in the IY Facility Charges received. Any such IY Facility Charge may become an item in the Port's
                      Tariff; provided however, it is understood and agreed this Lease contains all charges that Lessee and any party using or serving the Premises are obligated to pay during the term of this Lease and the Port shall not have the right to unilaterally impose any additional charges or tariffs of any kind relating to the Premises, against Lessee, any railroad serving the Premises or any other party using or serving the Premises (including, without limitation, Lessee's customers, agents and Affiliates) without Lessee's prior written consent. Provided however, notwithstanding the foregoing, the Port shall have the ability to assess any fees or charges to the extent such charges or fees are imposed against the Premises or Lessee's activities on the Premises pursuant to any local (non-Port), State, or Federal law, ordinance, regulation or rule and to the extent such charges or fees will apply Port-wide to all other similarly situated premises and activities.

                      (2) IY FACILITY CHARGE FOR APL CONTROLLED TRAINS.
                              (i)The IY Facility Charge assessed against containers on APL Controlled Trains for the annual periods commencing upon Facility Component Completion of the IY Facilities (unless earlier mutually agreed by the parties) shall be:
                                     Year  1:Nine Dollars ($9) per  Intermodal
                                     Lift;
                                     Year    2:Twelve   Dollars   ($12)    per
                                     Intermodal Lift;
                                     Year   3:Eighteen   Dollars   ($18)   per
                                     Intermodal Lift;
                                     Years  4  and  beyond:  The  IY  Facility
                                     Charge   for  the  prior  year  plus   an
                                     adjustment   factor   (hereinafter    the
                                     "Adjustment Factor") equal to the  lesser
                                     of  either:  (i) fifty percent  (50%)  of
                                     the   Average  Annual  Compounded  Change
                                     ("AACC")    percentage,    as     defined
                                     hereinafter,  or (ii) an  annual  cap  as
                                     follows:
                                             Years 4-9:          2.5%
                                             Years 10-14:         3%
                                             Years 15-19:         3.5%
                                             Years 20 and beyond:  4%
                                     The  AACC  shall  be calculated  at  each
                                     five   year   interval   commencing   the
                                     beginning  of  the fourth year  following
                                     commencement  of  operations  of  the  IY
                                     Facilities   and   is  derived   by   the
                                     following  mathematical formula:  AACC  =
                                     100  x  ((  RCAF5/RCAF1) 1/5 - 1),  where
                                     "RCAF5" equals the then current RCAF  (as
                                     RCAF  is defined hereinafter) and "RCAF1"
                                     equals  the RCAF in effect for the period
                                     five   years  prior  to  RCAF5.    "RCAF"
                                     refers  to  the  American Association  of
                                     Railroad's    unadjusted    Rail     Cost
                                     Adjustment Factor.

                                     By   way   of  example,  assume  Facility
                                     Component    Completion   of    the    IY
                                     Facilities  occurs on  January  1,  1996.
                                     Further  assume the RCAF as  of  December
                                     31,  1993  is  100 and  the  RCAF  as  of
                                     December  31,  1998 is  132.   The  first
                                     year's  (i.e.  1996) IY  Facility  Charge
                                     shall  be Nine Dollars and shall increase
                                     annually    as    stated    above.     At
                                     commencement  of year four (i.e.  1/1/99)
                                     the  Adjustment Factor must be calculated
                                     by  determining 50% of AACC and comparing
                                     it  to  the  cap  for the  relevant  time
                                     period.   The  AACC for this  example  is
                                     calculated   as   follows:   100   x   ((
                                     132/100)1/5  -1) = 5.7%.   Fifty  percent
                                     of  the  AACC is 2.85% which exceeds  the
                                     relevant  existing cap of 2.5%, resulting
                                     in  an Adjustment Factor of 2.5% for  the
                                     years  1999 through the end of  2003;  at
                                     which  point  the  Adjustment  Factor  is
                                     recalculated  for  the period  commencing
                                     January  1, 2004 through the end of  2008
                                     based   upon   lesser  of  50%   of   the
                                     recalculated AACC and the then relevant cap of 3%.

                              (ii) In the event the Port and BN agree to use an index or indices in Exhibit I-7 to Exhibit I hereto other than the RCAF index to escalate the MOF and/or the TEF (as those terms are defined in Section 3, subparagraph (m)(v) of this Lease), Lessee, at Lessee's option, may switch from the RCAF to any such index to apply to the Facility Charge escalation in accordance with the terms described herein at any time during the term of this Lease upon thirty (30) days prior written notice to the Port.

                      (3)  IY  FACILITY CHARGE FOR OTHER THAN  APL  CONTROLLED
                      TRAINS.
                      Lessee and Port agree that it is the intent of the Lessee to maximize the use of the IY Facilities by providing on-dock rail intermodal services to all customers including those not utilizing APL Controlled Trains. Additionally, the parties agree that the IY Facility Charge assessed by Lessee against containers on other than APL Controlled Trains will be set at the usual and customary level for such charges, but in no event will that charge be less than that established under paragraph (2) above unless mutually agreed in writing by the Port's Managing Director of the Marine Division and APL's authorized representative.

                      (4)   ANNUAL  MINIMUM  GUARANTEE VOLUME  FOR  INTERMODAL
                      LIFTS
                      Lessee agrees to guarantee each year a minimum number of Intermodal Lifts in accordance with the following conditions:

                              (i) The annual minimum guarantee volume for the term of this Lease (and any extensions thereto) shall be the highest volume of all APL owned or leased intermodal containers, excluding domestic intermodal containers, which have passed through any intermodal rail yard in Seattle during any twelve (12) consecutive month period following execution of this Amendment and prior to the earlier of Facility Component Completion of the IY Facilities or commencement of operations at the IY Facilities. For purposes of this subsection 4(i) only, "domestic intermodal containers" shall mean all loaded intermodal containers, the loads of which originate and reach final destination within the United States.

                              (ii) Application of the annual minimum guarantee volume shall commence on the first day of the calendar year following the earlier of Facility Component Completion of the Intermodal Yard Facilities or commencement of operations at the IY Facilities. Volumes counted to satisfy the annual minimum guarantee volume will include all Intermodal Lifts handled at T-5 during each such calendar year.

                              (iii) If such annual minimum guarantee volume is not achieved in any calendar year, Lessee shall pay to the Port 50% of the Port's share of the IY Facility Charge on the difference between the actual volume of all Intermodal Lifts and the annual minimum guarantee volume for that year.

               (d)  INTERMODAL LIFT FEE.
               Lessee shall pay the Port a portion of the Intermodal Lift Fee as calculated hereinafter, accruing upon Facility Component Completion of the IY Facilities. The portion of the Intermodal Lift Fee due to the Port shall be calculated by multiplying the actual Intermodal Lift Fee charged by Lessee times the "Third Party Percentage Share" as that term is used hereinafter. During the first year such amounts are owed, it shall be due and payable to the Port 30 days following computation of the initial Third Party Percentage Share. During subsequent years such amounts owed shall be due and payable on a monthly basis.

               "Third Party Percentage Share" shall mean the percentage calculated by dividing the Port's annual share of IY Crane costs charged by the manufacturer plus the Port's direct administrative and engineering costs and permitting, certification costs and sales tax (which is derived by amortizing such costs at 9.25% per year for 14 years), by the total annual cost of loading and unloading containers at the Intermodal Loading Yard. Such total annual costs include but are not limited to Lessee's share of all IY Crane costs charged by the manufacturer plus direct administrative and engineering costs, and permitting, certification costs and sales tax; and the Port's share of any IY Crane costs charged by the manufacturer plus the Port's direct administrative and engineering costs and permitting, certification costs and sales tax, as described herein, and maintenance, fuel, labor and overhead directly related to the Intermodal Lift portion of the operation of the Intermodal Loading Yard. The initial Third Party Percentage Share shall be based on actual costs incurred during the one year period following Facility Component Completion of the IY Facilities. The resulting initial Third Party Percentage Share shall apply for activity occurring during the first three year period following the completion of the IY Facilities. The Third Party Percentage Share shall be recalculated every three years following Facility Component Completion of the IY Facilities thereafter, using actual cost experience in the third, sixth, ninth, twelfth years etc., for application beginning during the fourth, seventh, tenth, thirteenth years, etc., respectively.

SECTION  7.  A new paragraph 41 is hereby added:
       41.  Environmental Standards:
               (a) "Law or Regulation" as used herein shall mean any environmentally related local, state or federal law, regulation, ordinance or order (including without limitation any final order of any court of competent jurisdiction), now or hereafter in effect. "Hazardous Substances" as used herein shall mean any substance or material defined or designated as a hazardous waste, toxic substance, or other pollutant or contaminant, by Law or Regulation.

               (b) Lessee shall not allow any Hazardous Substances to migrate off the Premises, or the release from the Premises of any Hazardous Substances into adjacent surface waters, soils, underground waters or air. Lessee shall provide the Port with Lessee's USEPA Waste Generator Number, Generator Annual
               Dangerous Waste Reports (if any), environmentally related regulatory permits or approvals (including revisions or renewals) and any correspondence Lessee receives from, or provides to, any governmental unit or agency in connection with Lessee's handling of Hazardous Substances or the presence, or possible presence, of any Hazardous Substance on the Premises. Notwithstanding anything in this Lease to the contrary, the parties acknowledge that all or a portion of the Expansion Premises contains Hazardous Substances and a portion is or will be classified as a federal Superfund site. Notwithstanding anything in this Lease to the contrary, the Port shall be responsible at its cost for the cleanup and removal of all such Hazardous Substances, and will remain responsible under this Lease with respect to any and all such Hazardous Substances remaining after Lessee takes possession of the Expansion Premises. The Port shall bear the burden of proof to establish that any such Hazardous Substances were not existing prior to Lessee's occupancy. The Port shall supply Lessee with all environmental reports, surveys, audits and other similar data relating to the Expansion Premises.

               (c) If either party causes a release on the Premises, or is in violation of any Law or Regulation concerning the presence or use of Hazardous Substances in connection with the Premises, that party shall promptly take such action as is necessary for cleanup and restoration of the Premises and to mitigate and correct the violation. If such party does not commence or diligently pursue appropriate actions to cleanup and restore the Premises and mitigate and correct the violation in a manner consistent with applicable law, then after 5 Business Days' prior written notice to such party, the other party shall have the right, but not the obligation, to enter onto the Premises, and to take such actions as are necessary to cleanup and restore the Premises and ensure compliance or mitigate the violation in accordance with applicable law. All reasonable costs and expenses incurred in connection with any such actions shall become immediately due and payable by the party responsible therefore.

               (d) The Port shall have access to the Premises to conduct an annual environmental inspection. In addition, Lessee shall permit the Port access to the Premises at any time upon reasonable notice for the purpose of conducting environmental testing at the Port's expense. Lessee shall not conduct or permit others to conduct environmental testing on the Premises without first obtaining the Port's written consent, which consent shall not be unreasonably withheld. The Port shall promptly inform Lessee of the existence of any environmental study, evaluation, investigation or results of any environmental testing conducted on the Premises, and the Port shall provide copies to Lessee. Lessee shall promptly inform the Port of the existence of any environmental study, evaluation, investigation or results of any environmental testing conducted on the Premises whenever the same becomes known to Lessee, and Lessee shall provide copies to the Port.

               (e) Prior to vacation of the Premises, in addition to all other requirements under this Lease, Lessee shall remove any Hazardous Substances placed on the Premises by Lessee (or its invitees, agents, contractors, employees or Affiliates) during the term of this Lease or Lessee's possession of the premises, and shall effect such removal in accordance with applicable law. This removal shall be a condition precedent to the Port's payment of any Lease Security to Lessee upon termination or expiration of this Lease .

               (f)  No remedy provided herein shall be deemed exclusive.

               (g) In addition to all other indemnities provided in this Lease, Lessee agrees to defend, indemnify and hold the Port free and harmless from any and all claims, causes of action, regulatory demands, liabilities, fines, penalties, losses, and expenses, including without limitation cleanup or other remedial costs (and including attorneys' fees, costs and all other reasonable litigation expenses when incurred and whether incurred in defense of actual litigation or in reasonable anticipation of litigation), arising from the release by Lessee (or its invitees, agents, contractors, employees or Affiliates) of any Hazardous Substance on the Premises, or the migration of any Hazardous Substances released by Lessee (or its invitees, agents, contractors, employees or Affiliates) from the Premises to other properties or into the surrounding environment, whether (i) made, commenced or incurred during the term of this Lease, or (ii) made, commenced or incurred after the expiration or termination of this Lease if arising out of events occurring during the term of this Lease.

SECTION 8. Paragraph 28 of the Basic Lease is hereby amended to renumber the first subparagraph as "(a)" and to add the following new subparagraph "(b)" at the end thereof:
       (b) With respect only to issues arising out of, or relating to the improvements and facilities required by this Amendment No. 6 to this Basic Lease, the parties intend to resolve any disputes by the arbitration procedure specified hereinafter. Said arbitration shall be binding and shall only apply to those provisions of the Amendment which specify the use of this arbitration provision; provided, however, that any party may seek prohibitory injunctive relief without first submitting a controversy to arbitration. Either party may request a meeting to be attended by the other parties for the purpose of resolving any such dispute. Said meeting must be held, either by telephone or in person, within five Business Days of receipt of written notice following said meeting. If the matter is not resolved at such meeting, or the meeting is not held, either party may make a written demand to resolve such dispute by arbitration. The parties hereby shall mutually agree to designate a single arbiter (the
       "designated arbitrator") within 60 calendar days after signing this Amendment, as the arbitrator to decide all matters subject to arbitration under this Section 28(b); provided, however, that if the parties do not appoint a single arbiter, or if the designated arbitrator is unable or unwilling to act as arbitrator for the matter then submitted to arbitration, then the following provisions shall apply with respect to the selection and decision of substitute arbitrators:

               (1) Within ten (l0) calendar days from the date of receipt of a written request for arbitration, each party shall select an arbitrator. If either party fails to select an arbitrator, then an arbitrator shall be appointed by the Presiding Judge of the King County Superior Court, King County, Washington, at the request of either party;

               (2) If the parties are unable to agree to a resolution of their dispute within five (5) calendar days after the last arbitrator is selected, an additional arbitrator shall be selected by the designated arbitrators;

               (3) If such arbitrators are unable to select such an arbitrator, such arbitrator shall be appointed by the Presiding Judge of the King County Superior Court, King County, Washington, at the request of either party;

               (4) The selection and appointment of all arbitrators shall be in writing and shall be delivered to the other party. The arbitrators shall have substantial experience in the subject matter of the arbitration; and

               (5) Within ten (l0) days from the appointment of all three arbitrators, all arbitrators shall meet or otherwise confer as they deem necessary to resolve the dispute. The arbitrators shall resolve the dispute and all questions pertaining thereto as soon as possible and in any event within twenty (20) days from the date of selection of the third arbitrator. A majority decision of the arbitrators shall be final and binding upon the parties. For arbitration matters submitted to a single designated arbitrator mutually agreed to by the parties as specified above, the designated arbitrator shall resolve the dispute and all questions pertaining thereto as soon as possible, and in any event within twenty (20) days from the date of the written request for arbitration. A decision by the designated arbitrator shall be final and binding upon the parties.

       The decision of either the designated arbitrator or panel of three arbitrators shall be written and signed by the designated arbitrator or, as applicable, all arbitrators concurring therein and shall be served on each party in the manner provided in Section 32 of the Basic Lease. The decision of the designated arbitrator or panel of three arbitrators may be entered as a judgment in a court of competent jurisdiction.

       All arbitration conducted under this Section shall be in accordance with the rules of the American Arbitration Association, to the extent such rules do not conflict with the procedures herein set forth. Each party shall bear its own expense except that relating to the selection and services of the additional arbitrator, if necessary (or single arbitrator when agreed to by the parties), which shall be borne equally by the parties. The arbitrator or panel of arbitrators may award costs in its discretion.


SECTION 9. Subparagraph (h) of paragraph 3 (RENT) of the Basic Lease (as previously stated in the Fifth Amendment) is hereby deleted in its entirety and replaced with the following:

       "3(h)With the addition of the sixth container crane, owned by APL and placed on the Premises in 1992, and the resulting increased intensity of use on the apron area, Lessee will be charged a monthly land rent on the aprons in addition to the rent specified in paragraph 3(a) of the Basic Lease as amended. Said additional rent shall be $24,619.84 per month over a five-year period, commencing December 1, 1992."

SECTION  10.   EXHIBITS.
Exhibit "A-6" (Premises exhibit) is attached hereto and incorporated herein, superseding Exhibits "A" and "A-3." Exhibits "F", "G", "H" and "I" are attached hereto and incorporated herein.


SECTION 11. Subparagraph (e) is hereby added to paragraph 4 (BOND OR OTHER SECURITY) of the Basic Lease, as amended:
       (e) For the Expansion Premises, Lessee shall promptly furnish in form satisfactory to the Port evidence indicating (a) the consent of surety on Lessee's lease bond to all provisions of this Amendment, plus (b) an increase of the following surety amounts for the following items:

       Basic Land and Improvements Rent on          6 months'  Basic Land and
       Expansion Premises and Option Premises (if   Improvements Rent
       exercised) upon Facility Component
       Completion

       Intermodal Loading Yard                      6 months'  Special
                                                     Improvements Rent

       Maintenance and Repair Facility upon         6 months'  Special
                                                     Improvements Rent
       Facility Component Completion
       Demolition of existing gatehouse and         Outstanding Balance
       Facility Component Completion of Gatehouse and Entry

       Overpass upon Facility Component Completion  6 months'  Special
                                                     Improvements Rent


       Intermodal Yard Cranes:
                   If not Fixed Overhead            50% of Outstanding Balance
                           System

                   If Fixed Overhead System         To Be Negotiated But in no
                                                     event less than 50% of
                                                     Outstanding Balance




SECTION 12. A new subparagraph (d) shall be added to the end of paragraph 8 of the Basic Lease as follows: "Lessee shall have the benefit of any and every warranty or guaranty of performance accruing to the Port (whether directly or indirectly), which is related to or arises out of the construction of any Facility Component. The Port shall cooperate with Lessee by promptly processing any such claims. Lessee shall take no action or conduct itself in any way which would have the effect of voiding any such warranty, provided, however, with the consent of the Port, which shall not be unreasonably withheld, Lessee may take action to repair or restore any Facility Component which has failed in service to normal condition during the pendency of any warranty claims.

SECTION 13.
Paragraph 20 of the Basic Lease is hereby amended by adding the following new subparagraph (b)(3) to the end thereof:
       (3)    The   then   principal  balance  equal  to  Lessee's   remaining
       unamortized Special Improvements costs provided for in Exhibit F.

SECTION  14. MISCELLANEOUS.
Except as expressly amended herein, all provisions of the Basic Lease (as previously amended) shall remain in full force and effect and this Amendment is incorporated by reference into the Basic Lease, as previously amended. If there are any conflicts between the Basic Lease and this Amendment, then the terms of this Amendment shall prevail. The table of contents and titles of the sections of this Amendment shall not be deemed to be a part of this Amendment and shall not affect the meaning or construction of this Amendment or any of its provisions.
IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment as of the day and year first above written.

PORT OF SEATTLE



By:/s/ M.R. Diasmore
   Executive Director
ATTEST:



By: /s/ Thomas H. Tanaka
     Senior Port Counsel
AMERICAN PRESIDENT LINES, LTD.



By:/s/ John G. Burgess
   John G. Burgess
   Executive Vice President

ATTEST:



By:/s/ Carl D. Rubin
   Carl M. Rubin
   Assistant Secretary

EAGLE MARINE SERVICES, LTD.



By:/s/ Ronald D. Widdows
    Ronald D. Widdows
    Executive Vice President and General Manager

Attest:



By:/s/ Carl M. Rubin
   Carl M. Rubin
   Asst. Secretary



ACKNOWLEDGMENT FOR PORT OF SEATTLE

STATE OF WASHINGTON   )
      ) ss.
COUNTY OF KING )


   I certify that I know or have satisfactory evidence that M.R. DINSMORE is the person who appeared before me, and said person acknowledged that he signed this instrument, on oath stated thst he was authorized to execute the instrument and acknowledged it as the Executive Director of the Port of Seattle to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

   Dated this 31st day of May, 1994.


                                          /s/Thomas H. Tanaka
                                          Thomas H. Tanaka
                                          Notary Public in and for
the
                                          State of Washington,
                                          residing at Bellevue.
                                          My appointment expires
                                          11/1/96.

(ACKNOWLEDGMENT FOR EAGLE MARINE SERVICES, LTD.)

STATE OF California )
                     ) ss.
COUNTY OF Alameda)

   On this 2nd day of May, 1994 before me personally appeared Ronald D. Widdows, personally known and who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed same in his authorized capacity as Executive Vice President and General Manager of Eagle Marine Services, Ltd., and that by his signature on the instrument the person or entity upon behalf of which the person acted, executed this Sixth Amendment to Lease. That said person executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that they were authorized to execute said instrument.

   IN WITNESS WHEREOF I have hereunto set my hand and affixed my official seal the day and year first above written.


                                          /s/ Rita C. Kerwin
            (SEAL)                      Notary Public in and for the
                                          State of California,
                                          residing at Oakland,
                                          California.
                                          My appointment expires
                                          8/27/97.


(ACKNOWLEDGMENT FOR AMERICAN PRESIDENT LINES, LTD.)

STATE OF CALIFORNIA)
                     )SS.
COUNTY OF ALAMEDA)

   On this 31st day of May, 1994 before me, Rita C. Kerwin, personally appeared John G. Burgess, personally known and who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed same in his authorized capacity as Executive Vice President of American President Lines, Ltd., and that by his signature on the instrument the person or entity upon behalf of which the person acted, executed this Sixth Amendment to Lease. That said person executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that they were authorized to execute said instrument.

   IN WITNESS WHEREOF I have hereunto set my hand and affixed my official seal the day and year first above written.


   (SEAL)                               /s/ Rita C. Kerwin
                                          Notary Public